                                                                 EXHIBIT 99(a)

                   INDEX TO SUPPLEMENTAL FINANCIAL INFORMATION
                                                                          Page
                                                                          ----
Selected Supplemental Consolidated Financial Data                           1

Supplemental Management's Discussion and Analysis
 of Financial Condition and Results of Operations                           3

Supplemental Consolidated Financial Statements                             33

Notes to Supplemental Consolidated Financial Statements                    61

Report of Independent Public Accountants                                   62

                SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA
                  (Dollars in Thousands, Except Per Share Data)

                                                                     December 31,
                                              ---------------------------------------------------------------
BALANCE SHEET DATA:                              1995          1994         1993         1992        1991
                                              ----------    ----------   ----------   ----------   ----------
Total assets                                  $4,058,126    $3,737,906   $3,624,641   $3,523,094   $3,750,333
Debt and equity securities, net(1)               766,648       719,194      717,467      557,787      548,226
Total loans, net(2)                            2,717,608     2,575,902    2,368,348    2,425,020    2,603,780
Goodwill and other intangibles                    22,792        20,713       22,758       22,310       26,470
Deposits                                       3,197,138     2,885,845    2,939,826    2,948,549    3,198,366
Borrowings                                       456,932       505,347      359,935      288,024      308,469
Shareholders' equity                             354,925       304,439      287,438      249,862      216,462
Nonperforming assets(3)                           56,752        78,339      120,076      185,733      253,857
Allowance for loan and lease losses               60,975        63,675       67,385       71,223       88,067
Book value per share                               14.16         12.26        11.61        10.73        13.20
Tangible book value per share                      13.25         11.42        10.69         9.77        11.59

                                                               Year Ended December 31,
                                              ---------------------------------------------------------------
OPERATIONS DATA:                                 1995          1994         1993         1992        1991
                                              ----------    ----------   ----------   ----------   ----------
Interest and dividend income                  $  305,849    $  256,597   $  243,452   $  272,596   $  343,316
Interest expense                                 134,895       108,002      112,305      150,458      224,739
                                              ----------    ----------   ----------   ----------   ----------
Net interest income                              170,954       148,595      131,147      122,138      118,577
Provision for loan losses                          4,230         3,374       14,047       32,025       71,480
                                              ----------    ----------   ----------   ----------   ----------
Net interest income
 after provision for loan
 losses                                          166,724       145,221      117,100       90,113       47,097
                                              ----------    ----------   ----------   ----------   ----------
Net securities gains (losses)                        116         (254)        1,183        2,859        1,520
Net gains on sales of
 consumer loans                                       --            33        2,576           --           --
Other noninterest income                          31,301        27,847       24,842       26,747       21,310
Noninterest expense                              130,280       125,137      122,391      125,091      116,610
                                              ----------    ----------   ----------   ----------   ----------
Income (loss) before income
 tax expense (benefit) and
 cumulative effect of a change in
 accounting principle                             67,861        47,710       23,310       (5,372)     (46,683)
Income tax expense (benefit)                      23,375        13,662          799(4)     1,510      (15,095)
Cumulative effect on years prior
 to 1992 of a change in accounting
 principle                                            --            --           --        1,100(5)        --
                                              ----------    ----------   ----------   ----------   ----------
Net income (loss)                             $   44,486    $   34,048   $   22,511   $   (5,782)  $  (31,588)
                                              ==========    ==========   ==========   ==========   ==========
Net income (loss) per share                   $     1.80    $     1.37   $     0.95   $    (0.36)  $    (1.95)
Dividends per share                           $     0.46    $     0.23   $     0.01   $     0.00   $     0.00

                                                        At or For the Year Ended December 31,
                                              --------------------------------------------------
OTHER DATA(6):                                   1995       1994      1993      1992      1991
                                              ----------  --------  --------  --------  --------

Return on average assets                       1.16%        0.94%     0.64%    (0.16)%   (0.83)%
Return on average equity(7)                    13.53       11.42      8.57     (2.69)   (14.22)
Average equity to average
  assets(7)                                     8.55        8.21      7.50      5.98      5.85
Interest rate spread(8)                         4.20        4.01      3.76      3.41      3.56
Net interest margin(8)                          4.79        4.44      4.11      3.71      3.43
Tier I leverage capital ratio
  at end of period                              8.33        7.96      7.63      7.00      5.73
Dividend payout ratio                          25.42       16.45      1.44      0.00      0.00
Nonperforming loans as a percent
  of total loans at end of period(3)            1.53        2.13      3.18      4.36      6.11
Nonperforming assets as a percent
  of total assets at end of
  period(3)                                     1.40        2.10      3.31      5.29      6.77
Allowance for loan and lease losses
as a percent of nonperforming loans           143.40      113.17     86.95     65.39     53.50
  at end of period
Full service banking offices                     106          96        98       100       103

- -------------------------------
(1) All securities were classified as available for sale at December 31, 1995.

(2)  Does not include loans held for sale.

(3) Nonperforming assets consist of nonperforming loans, other real estate owned and repossessions, net of related reserves where appropriate. Nonperforming loans consist of non-accrual loans, accruing loans 90 days or more overdue and troubled debt restructurings.

(4) PHFG's results of operations for 1993 reflect the elimination of the valuation allowance relating to deferred income tax assets of $6.5 million.

(5) Reflects the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," effective January 1, 1992.

(6) With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods and are annualized where appropriate.

(7) Average equity excludes the effect of unrealized gains or losses on securities available for sale.

(8) Calculated on a fully-taxable equivalent basis.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         Peoples Heritage Financial Group, Inc. (the "Company") is a Maine-chartered, multi-bank holding company which conducts business from its headquarters in Portland, Maine and 110 offices located throughout the States of Maine and New Hampshire. Based on $4.1 billion of total assets at December 31, 1995, the Company is the largest independent bank holding company headquartered in the State of Maine and the fifth largest independent bank holding company headquartered in New England.

         The Company offers a broad range of commercial and consumer banking services and products and trust and investment advisory services through two wholly-owned banking subsidiaries: Peoples Heritage Bank ("PHB") and Bank of New Hampshire ("BNH"). PHB is a Maine-chartered savings bank which operates 61 offices throughout Maine and, through subsidiaries, engages in mortgage banking, financial planning and equipment leasing activities. At December 31, 1995, PHB had consolidated assets of $2.5 billion and consolidated shareholder's equity of $187.2 million. BNH is a New Hampshire-chartered commercial bank which operates 49 offices (including five offices acquired in February 1996) throughout New Hampshire. At December 31, 1995, BNH had consolidated assets of $1.5 billion and consolidated shareholder's equity of $127.6 million. Each of PHB and BNH is a member of the Bank Insurance Fund ("BIF") administered by the Federal Deposit Insurance Corporation ("FDIC").

         The Company's goal is to sustain profitable, controlled growth by focusing on increased loan and deposit market share in Maine and New Hampshire, developing new financial products, services and delivery channels, closely managing yields on interest-earning assets and rates on interest-bearing liabilities, increasing noninterest income through, among other things, expanded trust and investment advisory services and mortgage servicing operations, and controlling growth of noninterest expenses. It also is a part of the business strategy of the Company to supplement internal growth with targeted acquisitions of other banking or thrift institutions in Northern New England. During the periods covered by this discussion, the Company engaged in numerous merger and acquisition related activities. For further information see Note 18 to the Supplemental Consolidated Financial Statements and "Acquisitions" below.

MAINE AND NEW HAMPSHIRE ECONOMIES

         The success of the Company is closely linked to the overall health and vitality of the Maine and New Hampshire economies. Starting in the late 1980s through 1992 the region experienced an economic decline, including severe problems in the local real estate markets. During this period excess real estate inventory contributed substantially to increases in the Company's nonperforming assets. Since 1992, the Company has been able to significantly reduce its nonperforming assets and related costs.

         The Company believes that Maine, New Hampshire and New England in general have witnessed slow but steady economic growth since 1992. Although economic activity is just beginning to reach levels experienced in the mid-to-late 1980s, the Northern New England economy appears stable at this time. The economies and real estate markets in the Company's primary market areas will continue to be significant determinants of the quality of the Company's assets in future periods and, thus, its results of operations.

RESULTS OF OPERATIONS

     The Company reported net income of $44.5 million or $1.80 per share in 1995, as compared to net income of $34.0 million or $1.37 per share in 1994 and $22.5 million or $0.95 per share in 1993. Return on average assets amounted to 1.16% in 1995, as compared to .94% and .64% during 1994 and 1993, respectively, and return an average equity amounted to 13.53% in 1995, as compared to 11.42% and 8.57% during 1994 and 1993, respectively. The primary reasons for the improved results in 1995 and 1994 were substantial increases in net interest income, which on a fully-taxable equivalent basis amounted to $172.0 million, $149.3 million and $132.1 million during 1995, 1994 and 1993, respectively, and, to a lesser extent, increases in noninterest income, particularly mortgage banking services and customer services income, a decrease in collection and carrying costs related to reductions in nonperforming assets and a decrease in deposit insurance assessment expense, which were offset in part by higher salary and employee benefit costs and income tax expense and, in 1995, one-time merger related expenses.

     Net Interest Income. The operations of the Company are substantially dependent on its net interest income, which is the difference between the interest income received from its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Net interest income is determined by an institution's net interest spread (i.e., the difference between the yield earned on its interest-earning assets and the rates paid on its interest-bearing liabilities), the relative amount of interest-earning assets and interest-bearing liabilities, which is reflected in an institution's net interest margin (net interest income divided by average interest-earning assets) and the degree of mismatch in the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

     The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Information is based on average daily balances during the indicated periods. For purposes of the table and the following discussion, (i) income from interest-earning assets and net interest income is presented on a fully-taxable equivalent basis primarily by adjusting income and yields earned on tax-exempt interest received on loans to qualifying borrowers and on certain of the Company's equity securities to make them equivalent to income and yields earned on fully-taxable investments, assuming a federal income tax rate of 35%, and (ii) nonaccrual loans have been included in the appropriate average balance loan category, but unpaid interest on nonaccrual loans has not been included for purposes of determining interest income.

                                                                  Year Ended December 31,
                                               --------------------------------------------------------------
                                                          1995                              1994
                                               -----------------------------  ------------------------------
                                               Average               Yield/   Average                 Yield/
                                               Balance    Interest    Rate    Balance      Interest    Rate
                                              ----------  ---------  -------  ----------  ----------  ------
                                                                                     (Dollars in Thousands)

Loans and leases(1)                           $2,732,318  $ 254,484    9.31%  $2,529,723  $  215,587  8.52%
Investment securities(2)                         771,462     47,392    6.14      749,507      38,434  5.13
Federal funds sold                                85,191      5,066    5.95       81,376       3,295  4.05
                                              ----------  ---------           ----------  ----------
  Total earning assets                         3,588,971    306,942    8.55    3,360,606     257,316  7.66
                                                          ---------                       ----------
Nonearning assets                                256,797                         269,352
                                              ----------                      ----------
  Total assets                                $3,845,768                      $3,629,958
                                              ==========                      ==========

Interest-bearing deposits:

  Regular savings                             $  588,581     16,753    2.85   $  596,254      16,313  2.74
  NOW accounts                                   328,238      4,697    1.43      307,021       5,014  1.63
  Money market access accounts                   414,025     15,507    3.75      367,820       9,770  2.66
  Brokered deposits                                   --         --      --           --          --    --
  Certificates of deposit                      1,299,735     71,252    5.48    1,275,805      56,823  4.45
                                              ----------  ---------           ----------  ----------
  Total interest-bearing deposits              2,630,579    108,209    4.11    2,546,900      87,920  3.45
Borrowed funds                                   471,456     26,686    5.66      414,956      20,082  4.84
                                              ----------  ---------           ----------  ----------
  Total interest-bearing liabilities           3,102,035    134,895    4.35    2,961,856     108,002  3.65
                                              ----------  ---------           ----------  ----------
Demand deposit accounts                          368,832                         325,615
Other liabilities                                 46,197                          44,357
Shareholders' equity(2)                          328,704                         298,130
                                              ----------                      ----------
  Total liabilities and shareholders' equity  $3,845,768                      $3,629,958
                                              ==========                      ==========

Net earning assets                            $  486,936                      $  398,750
                                              ==========                      ==========

Net interest income (fully-taxable
  equivalent)                                               172,047                          149,314
Less:  fully-taxable equivalent adjustments                  (1,093)                            (719)
                                                          ---------                       ----------
Net interest income                                       $ 170,954                       $  148,595
                                                          =========                       ==========

Net interest rate spread (fully-taxable
  equivalent)                                                          4.20                           4.01
Net interest margin (fully-taxable
  equivalent)                                                          4.79                           4.44

                                                          Year Ended December 31,
                                                    -------------------------------------
                                                                    1993
                                                      -----------------------------------
                                                       Average                   Yield/
                                                       Balance      Interest      Rate
                                                      ----------   ----------  ----------


Loans and leases(1)                                   $2,473,666   $  209,258     8.46%
Investment securities(2)                                 626,590       31,729     5.06
Federal funds sold                                       110,308        3,377     3.06
                                                      ----------   ----------
  Total earning assets                                 3,210,564      244,364     7.61
                                                                   ----------
Nonearning assets                                        288,015
                                                      ----------
  Total assets                                        $3,498,579
                                                      ==========

Interest-bearing deposits:

  Regular savings                                     $  536,788       15,414     2.87
  NOW accounts                                           309,137        5,911     1.91
  Money market access accounts                           466,948       13,364     2.86
  Brokered deposits                                       15,000          550     3.67
  Certificates of deposit                              1,274,423       61,554     4.83
                                                      ----------   ----------
Total interest-bearing deposits                        2,602,296       96,793     3.72
Borrowed funds                                           311,639       15,512     4.98
                                                      ----------   ----------
  Total interest-bearing liabilities                   2,913,935      112,305     3.85
                                                      ----------   ----------
Demand deposit accounts                                  294,516
Other liabilities                                         27,599
Shareholders' equity(2)                                  262,529
                                                      ----------
  Total liabilities and shareholders' equity          $3,498,579
                                                      ==========

Net earning assets                                    $  296,629
                                                      ==========

Net interest income (fully-taxable equivalent)                        132,059
Less:  fully-taxable equivalent adjustments                              (912)
                                                                   ----------
Net interest income                                                $  131,147
                                                                   ==========

Net interest rate spread (fully-taxable equivalent)                               3.76
Net interest margin (fully-taxable equivalent)                                    4.11


(1) Loans and leases include portfolio loans and leases, loans held for sale and nonperforming loans.

(2) Excludes effect of unrealized gains or losses on securities available for sale.

         Rate/Volume Analysis. The following table presents certain information on a fully-taxable equivalent basis regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes attributable to (1) changes in rate (change in rate multiplied by old volume), (2) changes in volume (change in volume multiplied by old rate) and (3) changes in rate/volume (change in rate multiplied by change in volume).

                                                Year Ended December 31, 1995 vs. 1994
                                                ----------------------------------------------
                                                Increase (Decrease) Due to
                                                ----------------------------------
                                                                           Rate/
                                                   Rate       Volume      Volume       Total
                                                ----------  ----------  ----------  ----------
                                                           (In Thousands)

Interest-earnings assets:

  Loans and leases(1)                           $   20,028  $   17,265  $    1,604  $   38,897
  Investment securities                              7,609       1,126         223       8,958
  Federal funds sold                                 1,544         155          72       1,771
                                                ----------  ----------  ----------  ----------
      Total                                         29,181      18,546       1,899      49,626
                                                ----------  ----------  ----------  ----------

Interest-bearing liabilities:
  Deposits:

    Regular savings                                    658        (210)         (8)        440
    NOW accounts                                      (621)        347         (43)       (317)
    Money market access accounts                     4,007       1,227         503       5,737
    Brokered deposits                                   --          --          --          --
    Certificates of deposit                         13,117       1,066         246      14,429
                                                ----------  ----------  ----------  ----------
         Total deposits                             17,161       2,430         698      20,289
  Borrowed funds                                     3,406       2,734         464       6,604
                                                ----------  ----------  ----------  ----------
         Total                                      20,567       5,164       1,162      26,893
                                                ----------  ----------  ----------  ----------

Net interest income (fully taxable equivalent)  $    8,614  $   13,382  $      737  $   22,733
                                                ==========  ==========  ==========  ==========

                                                     Year Ended December 31, 1994 vs. 1993
                                                 ----------------------------------------
                                                     Increase (Decrease) Due to
                                                 ----------------------------------
                                                                            Rate/
                                                    Rate       Volume      Volume       Total
                                                 ----------  ----------  ----------  ----------
                                                                  (In Thousands)

Interest-earnings assets:

  Loans and leases(1)                            $    1,552  $    4,742  $       35  $    6,329
  Investment securities                                 402       6,224          79       6,705
  Federal funds sold                                  1,089        (885)       (286)        (82)
                                                 ----------  ----------  ----------  ----------
      Total                                           3,043      10,081        (172)     12,952
                                                 ----------  ----------  ----------  ----------

Interest-bearing liabilities:
  Deposits:

    Regular savings                                    (728)      1,708         (81)        899
    NOW accounts                                       (862)        (41)          6        (897)
    Money market access accounts                       (961)     (2,837)        204      (3,594)
    Brokered deposits                                  (550)       (550)        550        (550)
    Certificates of deposit                          (4,793)         67          (5)     (4,731)
                                                 ----------  ----------  ----------  ----------
         Total deposits                              (7,894)     (1,653)        674      (8,873)
  Borrowed funds                                       (430)      5,143        (143)      4,570
                                                 ----------  ----------  ----------  ----------
         Total                                       (8,324)      3,490         531      (4,303)
                                                 ----------  ----------  ----------  ----------

Net interest income (fully taxable equivalent)   $   11,367  $    6,591  $     (703) $   17,255
                                                 ==========  ==========  ==========  ==========

- ---------------

(1) Loans and leases include portfolio loans and leases, loans held for sale and nonperforming loans.


         Net interest income increased by $22.7 million or 15.2% during 1995. This increase was primarily attributable to changes in the volume of interest-earning assets and interest-bearing liabilities, which resulted from an $88.2 million or 22.1% increase in net earning assets from 1994 to 1995 and an increase in the Company's net interest margin from 4.44% to 4.79% during the same respective periods, and to a lesser extent to changes in the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities, which resulted in an increase in the Company's interest rate spread from 4.01% to 4.20% during 1994 and 1995, respectively.

         Interest and dividend income increased by $49.6 million or 19.3% during 1995 primarily as a result of a $38.9 million or 18.0% increase in interest on loans and leases available for sale and held for investment (collectively "loans and leases"). The increase in interest on loans and leases was attributable to both an increase in the weighted average yield on loans and leases from 8.52% during 1994 to 9.31% during 1995, which reflected increases in all loan categories, and a $202.6 million or 8.0% increase in the average balance of loans and leases from 1994 to 1995, which also reflected increases in all loan categories. At December 31, 1995, the percentage of the Company's loans and leases which had adjustable or floating rates amounted to 45.3%.

         Interest and dividend income also increased in 1995 as a result of a $9.0 million or 23.3% increase in interest income on investment securities, which was primarily attributable to an increase in the weighted average yield earned on investment securities from 5.13% to 6.14% during 1994 and 1995, respectively.

         Interest expense increased by $26.9 million or 24.9% during 1995 as a result of a $20.3 million or 23.1% increase in interest expense on interest-bearing deposits and a $6.6 million or 32.9% increase in interest expense on borrowed funds, which consist primarily of advances from the Federal Home Loan Bank of Boston and, to a lesser extent, securities sold under agreements to repurchase and federal funds purchased. These increases were primarily attributable to an increase in the weighted average rate paid on interest-bearing liabilities, which increased from 3.65% to 4.35% during 1994 to 1995, respectively. Interest expense also increased during 1995 as a result of a $140.2 million or 4.7% increase in the average balance of interest-bearing liabilities, which was attributable to increases in both interest-bearing deposits, particularly money market accounts, and borrowings.

         Net interest income increased by $17.3 million or 13.1% during 1994. This increase was primarily attributable to changes in the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities, which resulted in an increase in the Company's interest rate spread from 3.76% to 4.01% during 1993 and 1994, respectively, and to a lesser extent to changes in the volume of interest-earning assets and interest-bearing liabilities, which resulted in a $102.1 million or 34.4% increase in net earning assets from 1993 to 1994 and an increase in the Company's net interest margin from 4.11% to 4.44% during the same respective periods.

         Interest and dividend income increased by $13.0 million or 5.3% during 1994 primarily as a result of a $6.7 million or 21.1% increase in interest and dividend income on investment securities and a $6.3 million or 3.0% increase in interest on loans and leases. These increases were primarily attributable to increases in the average balances of investment securities and loans and leases from 1993 to 1994, which in the latter case reflected substantial increases in residential loans and consumer loans and leases.

         Interest expense decreased by $4.3 million or 3.8% during 1994 as a result of a decrease in the weighted average rate on interest-bearing liabilities from 3.85% during 1993 to 3.65% during 1994, which more than offset a $47.9 million or 1.6% increase in the average balance of such liabilities from 1993 to 1994.

         Provision for Loan Losses. The provision for loan losses increased $856,000 from $3.4 million in 1994 to $4.2 million in 1995. In 1994, the provision for loan losses decreased $10.7 million from $14.0 million in 1993 to $3.4 million in 1994. The lower provisions in 1995 and 1994 as compared with 1993 resulted from management's ongoing evaluation of the adequacy of the allowance for loan and lease losses, which includes, among other procedures, monitoring trends in nonperforming loans, delinquent loans and net charge-offs, as well as new loan originations and other asset quality factors.

         Although management utilizes its best judgment in providing for possible losses, there can be no assurance that the Company will not have to change its provisions for possible loan losses in subsequent periods to a higher level from that recorded during 1995. Changing economic and business conditions in Northern New England, fluctuations in local markets for real estate, future changes in nonperforming asset trends, large upward movements in market-based interest rates or other reasons could affect the Company's future provisions for loan losses.

         In addition, various regulatory agencies, as an integral part of their examination process, periodically review the adequacy of the Company's allowance for loan and lease losses. Such agencies may require the Company to recognize changes to the allowance for loan and lease losses based on their judgment about information available to them at the time of examination.

         Noninterest Income. Noninterest income amounted to $31.4 million, $27.6 million and $28.6 million during 1995, 1994 and 1993, respectively. The $3.8 million or 13.7% increase in noninterest income during 1995 was primarily attributable to a $2.4 million or 28.5% increase in mortgage banking services income and a $1.4 million or 13.6% increase in customer services income. The $975,000 or 3.4% decrease in noninterest income during 1994 was primarily attributable to a $2.5 million decrease in gains on sales of consumer loans and a $1.4 million decrease in net securities gains, which were offset in part by increases in all other categories of noninterest income from 1993 to 1994.

         The following table sets forth information relating to the Company's noninterest income during the periods indicated.

                                                       Year Ended December 31,
                                          ----------------------------------------------
                                             1995             1994             1993
                                          ------------     ------------     ------------
                                                           (In Thousands)

Mortgage banking services                 $     10,849     $      8,446     $      7,150
Customer services                               11,908           10,481            9,852
Trust and investment advisory services           5,850            5,471            4,694
Loan related services                            1,907            1,847            1,588
Net securities gains (losses)                      116             (254)           1,183
Net gains on sales of consumer loans                --               33            2,576
Other noninterest income                           787            1,602            1,558
                                          ------------     ------------     ------------
                                          $     31,417     $     27,626     $     28,601
                                          ============     ============     ============


         Mortgage banking services income, which is comprised of residential mortgage sales income and residential mortgage servicing income, increased by $2.4 million or 28.5% during 1995 and by $1.3 million or 18.1% during 1994. The increase in mortgage banking services income in 1995 was primarily attributable to an increase in residential mortgage sales income and the increase in mortgage banking services income in 1994 was attributable to an increase in residential mortgage servicing income.

         The following table sets forth certain information relating to the Company's mortgage banking activities during the periods indicated.

                                                     At or for the Year Ended December 31,
                                                 ----------------------------------------------
                                                     1995             1994             1993
                                                 ------------     ------------     ------------
                                                                 (In Thousands)

Residential mortgages serviced for investors     $  2,595,049     $  2,089,972     $  1,602,333
                                                 ============     ============     ============

Residential mortgage sales income                $      4,224     $      1,915     $      4,381
Residential mortgage servicing income                   6,625            6,531            2,769
                                                 ------------     ------------     ------------
Mortgage banking services income                 $     10,849     $      8,446     $      7,150
                                                 ============     ============     ============


         In May 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights - An Amendment of FASB Statement No. 65," which changed the method of accounting for certain mortgage banking activities. The Company elected early adoption of SFAS No. 122 and as a result capitalized $2.5 million of originated mortgage servicing rights in 1995. Income related to the capitalization of originated mortgage servicing rights is included in residential mortgage sales income.

         Residential mortgage sales income increased by $2.3 million or 120.6% in 1995 primarily as a result of the Company's adoption of SFAS No. 122. Also included in residential mortgage sales income in 1995 is $642,000 of gains recognized on the sale of residential mortgage servicing rights. There were no sales of residential mortgage servicing rights in 1994 or 1993. Excluding the income related to the Company's adoption of SFAS No. 122 and the gains recognized on the sale of mortgage servicing rights, mortgages sales income would have decreased by $833,000 in 1995 as compared with 1994. The decrease in mortgage sales income, excluding income related to SFAS No. 122 and gains on sales of mortgage servicing rights, was in part attributable to a more competitive market for retail originations and correspondent loan purchases, as well as an increase in the amount of costs directly allocated to retail mortgage loan originations. Residential mortgage sales income decreased by $2.5 million or 56.3% in 1994 primarily as a result of a $64.1 million or 13.5% decrease in originations of residential mortgage loans.

         Residential mortgage servicing income increased by $94,000 in 1995 and by $3.8 million or 135.9% in 1994. These increases reflected increases in the Company's portfolio of residential mortgages serviced for investors, which increased by $505.1 million or 24.2% during 1995 and by $487.6 million or 30.4% during 1994, in each case net of amortization and prepayments. These increases were primarily attributable to the Company's strategy to originate fixed-rate residential real estate mortgages for sale in the secondary market while retaining the rights to service these loans and the Company's selective purchase of mortgage servicing rights for portfolios of residential mortgages. The increase in residential mortgage servicing income during 1994 also reflected accelerated amortization and write downs of purchased mortgage servicing rights during 1993 as a result of increased prepayments of loans following decreases in market interest rates.

         Residential mortgage servicing income was negatively impacted in 1995 by the Company's adoption of SFAS No. 122, which effectively accelerated mortgage servicing income into the current period as a component of residential mortgage sales income and increased the amount of capitalized mortgage servicing rights. The mortgage servicing rights that have been created as a result of the adoption of SFAS No. 122 are amortized and recorded as an offset to mortgage servicing income. In conjunction with the adoption of SFAS No. 122, the Company elected to accelerate the amortization of capitalized mortgage servicing rights and excess servicing fees related to numerous pools of loans with small outstanding balances which, from an ongoing operational standpoint, were inefficient to amortize on a monthly basis. The cumulative impact of accelerating amortization of capitalized mortgage servicing rights and excess servicing fees associated with the pools of loans with small outstanding balances and the amortization expense related to adoption of SFAS No. 122 during 1995 was $445,000.

         The net gains on sale of consumer loans of $2.6 million in 1993 resulted primarily from PHB's decision to exit its retail credit card product line. The generation of mortgage sales income and the recognition of net gains on the sales of securities, consumer loans and other assets are dependent on market and economic conditions and, accordingly, there can be no assurance that the income and net gains reported in prior periods can be achieved in the future or that there will not be significant interperiod variations in the results from such activities.

         Customer services income increased by $1.4 million or 13.6% during 1995 and by $629,000 or 6.4% during 1994. These increases generally reflect the Company's efforts to increase the number and volume of transaction accounts, the increased use of and fees generated by automatic teller machines and the increased volume associated with expansion of the Company's retail branch franchise from 98 offices at December 31, 1993 to 106 offices at December 31, 1995.

         Other noninterest income decreased by $815,000 or 50.9% during 1995 as a result of $1.3 million of interest income accrued and received on federal tax receivables during 1994.

         Noninterest Expenses. Noninterest expenses amounted to $130.3 million, $125.1 million and $122.4 million during 1995, 1994 and 1993, respectively. Noninterest expenses increased by $5.1 million or 4.1% during 1995 and by $2.7 million or 2.2% during 1994 primarily as a result of increases in salaries and employee benefits, data processing expenses and merger expenses, which more than offset decreases in deposit and other assessments and collection and carrying costs of nonperforming assets. (Exclusive of merger expenses, noninterest expenses increased by $185,000 or .1% during 1995.) The current strategy of the Company includes controlled asset growth, new product development, enhancement of alternative delivery systems, geographic expansion in Northern New England, greater market share in existing markets, revenue enhancement and diversification. As the Company made investments in new systems, products and employees during the past two years to support the current business strategy, the Company also was able to substantially reduce the collection and carrying costs of nonperforming assets.

     The following table sets forth information relating to the Company's noninterest expenses during the periods indicated.

                                                      Year Ended December 31,
                                          ----------------------------------------------
                                              1995             1994             1993
                                          ------------     ------------     ------------
                                                          (In Thousands)

Salaries and employee benefits            $     67,472     $     61,799     $     56,287
Occupancy                                       10,574           10,454            9,837
Data processing                                  8,924            7,306            6,762
Equipment                                        6,844            6,233            6,168
Advertising and marketing                        4,642            4,642            2,668
Deposit and other assessments                    4,497            7,899            8,367
Collection and carrying costs of
  nonperforming assets                           2,595            6,033           14,840
Merger expenses                                  4,958              559              300
Other noninterest expenses:
  Amortization of goodwill                       1,925            1,801            2,756
  Other                                         17,849           18,411           14,306
                                          ------------     ------------     ------------
    Total other noninterest expenses            19,774           20,771           17,462
                                          ------------     ------------     ------------
Total noninterest expenses                $    130,280     $    125,137     $    122,391
                                          ============     ============     ============

         Salaries and employee benefits increased by $5.7 million or 9.2% during 1995 and by $5.5 million or 9.8% during 1994. These increases reflect normal salary increases, as well as staff additions related to the Company's mortgage banking operations, initiation of supermarket banking and Sunday banking hours, expanded telephone banking services, new deposit products and the establishment of a trust department at PHB.

         Data processing expense increased by $1.6 million or 22.1% during 1995 and by $544,000 or 8.0% during 1994. Investment in expanded operational capabilities to support new product offerings and improve customer service and a higher level of transactions related to the larger mortgage servicing portfolio were the primary factors behind the increases in data processing expenses during 1995 and 1994.

         Deposit and other assessment expenses consist primarily of deposit insurance paid by the Company's subsidiary banks to either the BIF or the Savings Association Insurance Fund ("SAIF") administered by the FDIC. At December 31, 1995, approximately 84.0% and 16.0% of the Company's deposits were insured by the BIF and the SAIF, respectively. The

$3.4 million or 43.1% decrease in deposit and other assessment expenses in 1995 was primarily attributable to the reduction in the deposit insurance premium rate paid on the Company's BIF-insured deposits from $0.23 per $100 of assessable deposits to $0.04 per $100 of assessable deposits beginning in June 1995, as compared with $0.23 per $100 of assessable deposits for all of 1994. There has been much discussion but no clear resolution regarding the recapitalization of the SAIF. Based on various legislative proposals which have been made in the U.S. Congress in recent periods, it is anticipated that there will be a one-time assessment on all SAIF-insured institutions in order to recapitalize the SAIF and that the BIF and the SAIF eventually will be merged. If an assessment of between $0.65 and $0.85 per $100 of assessable deposits was effected on SAIF deposits of the Company's banking subsidiaries, the one-time assessment would aggregate between $2.5 million and $3.3 million on a pre-tax basis.

         The Company continued to benefit in 1995 from lower collection and carrying costs associated with the reduction of nonperforming assets. Collection and carrying costs of nonperforming assets decreased by $3.4 million or 57.0% during 1995 and by $8.8 million or 59.3% during 1994. See "Financial Condition - Nonperforming Assets" below.

         Merger expenses in 1995 consist primarily of $3.7 million of expenses related to the Company's combination wtih Bank of New Hampshire Corporation ("BNHC"), which was consummated on April 2, 1996. Merger expenses related to the combination with BNHC which were incurred in 1995 consisted primarily of $3.1 million of severance costs, $441,000 of investment banking fees and $90,000 of legal and accounting fees. Following consummation of the combination with BNHC, the Company incurred $4.7 million of additional merger-related expenses in connection with this transaction, which consisted primarily of $1.8 million of employee severance costs, $1.5 million of branch consolidation expenses and $1.3 million of professional fees. These expenses will reduce the Company's income during the three months ended June 30, 1996 by approximately $3.0 million or $.12 per share. Other merger expenses in 1995 relate to the Company's acquisition of Bankcore, Inc. ("Bankcore") in mid-1995 and consist primarily of severance and other employee-related costs.

         Advertising and marketing expenses increased by $2.0 million or 74.0% during 1994. The higher levels of advertising and marketing expenses during 1995 and 1994, as compared to the 1993 level, reflect the Company's business strategy to improve the visibility of its products and services, communicate its improved financial condition and take advantage of the opportunity created by the confusion and related customer dissatisfaction caused by major changes that have occurred and are anticipated to occur in the structure of the banking industries in Maine and New Hampshire.

         Amortization of goodwill increased by $124,000 or 6.9% during 1995 and decreased by $955,000 or 34.7% during 1994. The increase in goodwill amortization expense in 1995 reflects the amortization of goodwill recorded in connection with the acquisition of Bankcore. The decrease in goodwill amortization expense in 1994 resulted primarily from the Company's decision in 1993 to accelerate the amortization of goodwill recorded in connection with the acquisition by Peoples Heritage Leasing Company, Inc. (a wholly-owned subsidiary of PHB) of assets (primarily leases) of Emerald Leasing Co. in 1988. Amortization of goodwill associated with Emerald Leasing Co. amounted to $914,000 during 1993, which included a $520,000 write-off of the remaining balance during the fourth quarter of 1993. For additional information relating to goodwill, see Notes 1 and 8 to the Supplemental Consolidated Financial Statements.

         Other noninterest expenses decreased by $1.1 million or 5.9% during 1995 and increased by $4.3 million or 29.0% during 1994. Other noninterest expenses decreased in 1995 primarily as a result of the Company's completion of the operational conversion of Mid Maine Savings Bank, F.S.B. ("MMSB"), which was acquired in mid-1994, and the closure of MMSB's New Hampshire operations center.

         Income Tax Expense. Income tax expense amounted to $23.4 million, $13.7 million and $799,000 during 1995, 1994 and 1993, respectively, which resulted in effective tax rates of 34.4%, 28.6% and 3.4% during the respective periods. The low effective tax rates in 1994 and 1993 were primarily attributable to the reversal of valuation allowances established pursuant to SFAS No. 109, "Accounting for Income Taxes," which the Company adopted as of January 1, 1993. At the time of adoption of SFAS No. 109, the Company (prior to the acquisition of MMSB) determined that its net deferred tax asset exceeded the amount previously reported under APB Opinion 11 by $5.7 million at January 1, 1993. Under SFAS No. 109, however, the Company established a valuation allowance against the deferred tax asset, which in its opinion at the time was not more likely than not to be realized. The $5.7 million valuation allowance offset the positive impact of adjusting the Company's deferred tax assets and liabilities as provided for under SFAS No. 109. At December 31, 1993, this valuation allowance was reversed because the Company then believed, as a result of recent profitable operations, that it was more likely than not that all net deferred taxes would be realized.

         MMSB also adopted SFAS No. 109 as of January 1, 1993 and determined that its deferred tax asset exceeded the amount previously reported under APB Opinion 11. Because MMSB also was not in a position to substantiate that it was more likely than not that it would be able to utilize the net deferred tax assets, it established a valuation allowance for $3.4 million. At December 31, 1993, MMSB was still not able to substantiate that it was more likely than not that it would be able to utilize the net deferred tax asset. Upon the acquisition of MMSB by the Company in mid-1994, the Company recorded a one-time $1.7 million tax benefit from the reversal of the valuation allowance for net deferred tax assets. This one-time tax benefit is reflected in the Company's income tax expense for 1994.

         For additional information relating to income taxes, see Note 11 to the Supplemental Consolidated Financial Statements.

FINANCIAL CONDITION

         General. The Company's total assets increased by $320.2 million or 8.6% from $3.7 billion at December 31, 1994 to $4.1 billion at December 31, 1995. This increase reflected internal growth, as well as the Company's acquisition of all the branches and associated deposits, as well as certain loans, of Fleet Bank of Maine in Aroostook, County, Maine, which added $46.1 million of assets, and the Company's acquisition of Bankcore, which added $132.8 million of assets.

         Securities Available for Sale. The Company invests in a wide variety of investment securities, which may be classified as available for sale, held for investment or trading securities in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS No. 115, debt and equity securities that an institution has the positive intent and ability to hold to maturity are reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and other debt and equity securities are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. The Company adopted SFAS No. 115 at December 31, 1993 and decided to classify all of its investment securities (prior to the acquisition of BNHC) as available for sale. In accordance with the FASB's Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," issued November 15, 1995, the Company reclassified the investment securities held by BNHC, substantially all of which were classified as held to maturity, to available for sale. At December 31, 1995, the Company had a net unrealized gain (net of related taxes) of $3.8 million on its securities available for sale, as compared to a net unrealized loss of $9.1 million at December 31, 1994.

         Total securities held to maturity and available for sale increased by $47.5 million or 6.6% during 1995. This increase was primarily attributable to the investment of proceeds received from securities sold under agreements to repurchase, which are collateralized by investment securities and increased by $53.4 million or 41.9% during 1995.

         The following table sets forth the carrying value of the Company's securities available for sale and securities held to maturity at the dates indicated.

                                                           December 31,
                                          ----------------------------------------------
                                              1995             1994             1993
                                          ------------     ------------     ------------
                                                          (In Thousands)

Securities available for sale:
  Bonds and other debt securities:
    U.S. Government and federal agencies  $    526,576     $    219,220     $    201,607
    Tax-exempt bonds and notes                  10,837           11,085            6,779
    Other bonds and notes                        5,694            2,706            7,581
    Mortgage-backed securities                 195,823          172,466          225,609
                                          ------------     ------------     ------------
      Total debt securities                    738,930          405,477          441,576
                                          ------------     ------------     ------------
  Equities:
    FHLB stock                                  23,793           23,236           17,321
    Other equity securities                      3,925            3,904              178
                                          ------------     ------------     ------------
      Total equity securities                   27,718           27,140           17,499
                                          ------------     ------------     ------------
      Total investment securities         $    766,648     $    432,617     $    459,075
                                          ============     ============     ============

Securities held for investment:
  Bonds and other debt securities:
    U.S. Government and federal agencies  $    --          $    285,392     $    256,380
    Tax-exempt bonds and notes                 --                   908            1,215
    Other bonds and notes                      --                   277              191
                                          ------------     ------------     ------------
      Total debt securities                    --               286,577          257,786
                                          ------------     ------------     ------------
  Equities:
    Other equity securities                    --              --                    606
                                          ------------     ------------     ------------
      Total equity securities                  --              --                    606
                                          ------------     ------------     ------------
      Total investment securities         $    --          $    286,577     $    258,392
                                          ============     ============     ============

         The following table sets forth the scheduled maturities and weighted average yields of the Company's debt securities available for sale at December 31, 1995, based on amortized cost.

                                                                  Amortized Cost Maturing in
                              ------------------------------------------------------------------------------------
                                  One Year or Less     More than One to Five Years    More than Five to Ten Years
                              ----------------------   ---------------------------   ----------------------------
                               Amount       Yield(1)      Amount        Yield(1)        Amount         Yield(1)
                              ----------  ----------   ------------   ------------   ------------   -------------
                                                                                        (Dollars in Thousands)

U.S. Government and
  federal agencies            $  338,795       5.99%   $    180,525        6.18%     $      2,187        5.62%
Tax-exempt bonds and
  notes                            5,608       4.99           4,881        5.29                --           --
Other bonds and notes              3,434       6.31           2,106        7.07               105         7.19
Mortgage-backed
 securities                          256       8.14           1,993        6.29            32,537         6.98
                              ----------               -------------                 ------------
  Total                       $  348,093       5.98         $189,505       6.15      $     34,829         6.89
                              ==========               =============                 ============

                                        Amortized Cost
                                         Maturing in
                                      -------------------
                                      More than Ten Years            Total
                                      -------------------   ---------------------
                                       Amount    Yield(1)     Amount      Yield(1)
                                      --------- ---------   -----------   -----


U.S. Government and
  federal agencies                    $   1,316    8.50%    $   522,823    6.06%
Tax-exempt bonds and
  notes                                     307    0.00          10,796    4.98
Other bonds and notes                        --      --           5,645    6.61
Mortgage-backed
 securities                             159,231    6.91         194,017    6.92
                                      ---------                 -------
  Total                               $ 160,854    6.93         733,281(2) 6.27
                                      =========                 =======

- ------------------------------------------

(1)      Fully-taxable equivalent basis.

(2) The market value of these securities amounted to $738.9 million at December 31, 1995.

         Loans Held for Sale. Loans held for sale increased by $59.9 million or 539.9% during 1995. This increase was due to an increased volume of residential mortgages originated for sale in the secondary market at the end of 1995 as compared with the end of 1994, which was attributable to favorable interest rates for refinancing of existing mortgages and an increase in the volume of loans originated through the correspondent loan network utilized by the Company. For additional information, see Notes 1 and 4 to the Supplemental Consolidated Financial Statements and "Financial Condition-Loans and Leases" below.

         Loans and Leases. Total loans and leases increased by $139.0 million or 5.3% during 1995 as a $5.4 million or 0.7% decrease in residential real estate loans was offset by an $84.2 million or 26.0% increase in commercial business loans and leases, a $33.1 million or 4.5% increase in consumer loans and leases and a $27.1 million or 3.5% increase in commercial real estate loans. A significant amount of the increase in loans and leases during 1995 was attributable to $78 million of loans acquired in connection with the acquisition of Bankcore and $16.5 million of loans acquired in connection with the acquisition of the Fleet Bank of Maine branch offices in Aroostock County Maine.

         The following table sets forth information concerning the Company's loan portfolio by type of loan at the dates indicated.

                                                       December 31,
                                    -----------------------------------------------------------------
                                            1995                 1994                 1993
                                    --------------------  --------------------  --------------------
                                                 % of                  % of                  % of
                                      Amount     Loans      Amount     Loans      Amount     Loans
                                    ----------  --------  ----------  --------  ----------  --------
                                                   (Dollars in Thousands)

Residential real estate
 loans:

  Adjustable rate                   $  402,695   14.49%   $  418,653    15.86%  $  382,485   15.70%
  Fixed rate                           395,381   14.23       384,845    14.58      336,391   13.81
                                    ----------  --------  ----------  --------  ----------  --------
    Total                              798,076   28.72       803,498    30.44      718,876   29.51
                                    ----------  --------  ----------  --------  ----------  --------

Commercial real estate loans:
  Permanent first mortgage
   loans                               753,857    27.13      745,356    28.24      731,074   30.01
  Construction and development          43,829     1.58       25,216     0.96       21,260    0.87
                                    ----------  --------  ----------  --------  ----------  --------
    Total                              797,686    28.71      770,572    29.20      752,334   30.88
                                    ----------  --------  ----------  --------  ----------  --------

Commercial loans
 and leases:
  Loans                                397,652    14.31      315,200    11.94      292,645   12.01
  Leases                                10,940     0.39        9,208     0.35       10,949    0.45
                                    ----------  --------  ----------  --------  ----------  --------
    Total                              408,592    14.70      324,408    12.29      303,594   12.46

Consumer loans and leases:
  Home equity                          283,008    10.19      247,751     9.39      222,262    9.13
  Mobile home                          214,761     7.73      222,600     8.43      210,682    8.65
  Automobile                           127,969     4.61      125,887     4.77       95,449    3.92
  Boat and recreational
   vehicle                              22,716     0.82       20,680     0.78       24,992    1.03
 Other                                 125,775     4.52      124,181     4.70      107,544    4.42
                                    ----------  --------  ----------  --------  ----------  --------
    Total                              774,229    27.87      741,099    28.07      660,929   27.15
                                    ----------  --------  ----------  --------  ----------  --------
    Total loans receivable           2,778,583   100.00%   2,639,577   100.00%   2,435,733  100.00%
                                    ----------  ========  ----------  ========  ----------  ========
Allowance for loan and lease
 losses                                 60,975                63,675                67,385
                                    ----------                ------            ----------
    Net loans receivable            $2,717,608            $2,575,902            $2,368,348
                                    ==========             =========            ==========




                                                December 31,
                                  -------------------------------------------
                                           1992                   1991
                                   --------------------  --------------------
                                                % of                   % of
                                     Amount     Loans       Amount     Loans
                                   ----------  --------  ----------  --------
                                                  Dollars in Thousands)

Residential real estate
 loans:

  Adjustable rate                  $  303,437   12.16%   $  321,318   11.94%
  Fixed rate                          391,160   15.67       401,258   14.91
                                   ----------  --------  ----------  --------
    Total                             694,597   27.83       722,576   26.85
                                   ----------  --------  ----------  --------

Commercial real estate loans:
  Permanent first mortgage
   loans                              793,019   31.77       829,074   30.80
  Construction and development         27,235    1.09        61,972    2.30
                                   ----------  --------  ----------  --------
    Total                             820,254     32.86     891,046   33.10
                                   ----------  --------  ----------  --------

Commercial loans
 and leases:
  Loans                               314,550   12.60       410,357   15.25
  Leases                               18,467    0.74        33,118    1.23
                                   ----------  --------  ----------  --------
    Total                             333,017   13.34       443,475   16.48

Consumer loans and leases:
  Home equity                         220,674    8.84       217,700    8.09
  Mobile home                         189,732    7.60       167,484    6.22
  Automobile                           77,942    3.12        68,653    2.55
  Boat and recreational
   vehicle                             28,767    1.15        32,358    1.20
 Other                                131,260    5.26       148,456    5.51
                                   ----------  --------  ----------  --------
    Total                             648,375   25.97       634,651   23.57
                                   ----------  --------  ----------  --------
    Total loans receivable          2,496,243  100.00%    2,691,748  100.00%
                                   ----------  ========  ----------  ========
Allowance for loan and lease
 losses                                71,223                87,968
                                       ------                ------
    Net loans receivable           $2,425,020            $2,603,780
                                    =========             =========


     The following table sets forth scheduled contractual amortization of loans in the Company's portfolio at December 31, 1995, as well as the dollar amount of loans which are scheduled to mature after one year which have fixed or adjustable interest rates. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdraft loans are reported as due in one year or less.

                                                                         Commercial
                                      Residential       Commercial        Business         Consumer
                                      Real Estate       Real Estate       Loans and       Loans and
                                         Loans             Loans            Leases          Leases          Total(1)
                                      -----------       -----------      ----------       ---------        --------
                                                                        (In Thousands)
Amounts due:
  Within one year                       $ 38,429         $154,714        $187,169         $ 80,171      $   460,483
  After one year through five
   years                                  89,183          368,346         165,954          254,082          877,565
  Beyond five years                      670,464          274,626          55,469          439,976        1,440,535
                                        --------         --------        --------         --------       ----------
  Total                                 $798,076         $797,686        $408,592         $774,229       $2,778,583
                                        ========         ========        ========         ========       ==========
Interest rate terms on amounts
  due after one year:
    Fixed                               $404,300         $258,461        $ 66,692         $330,362       $1,059,815
                                        ========         ========        ========         ========       ==========
    Adjustable                          $355,347         $384,511        $154,731         $363,696       $1,258,285
                                        ========         ========        ========         ========       ==========


- -------------

  (1)  Scheduled contractual amortization does not reflect the actual maturities of loans because of prepayments and, in the case of conventional mortgage loans, due-on-sale clauses, which give the lender the right to require repayment of a mortgage loan in connection with a transfer of the related property.


     Substantially all of the mortgage loans in the Company's loan portfolio are secured by properties located in Maine and New Hampshire. Moreover, substantially all of the Company's non-mortgage loan portfolio consists of loans made to residents of and businesses located in Maine and New Hampshire.

     Residential real estate loans consist of loans secured by single-family (one-to-four units) residences and consist primarily of conventional loans, which are neither insured by the Federal Housing Administration nor partially guaranteed by the Department of Veterans' Affairs. The Company generally originates fixed-rate residential real estate loans for sale to the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association and other institutional investors in the secondary market and generally retains adjustable-rate residential real estate loans in its loan portfolio. Originations of residential real estate loans increased by $311.3 million or 75.9% from $410.1 million in 1994 to $721.4 million in 1995. This increase reflected a lower interest rate environment during the second half of 1995 and loans originated through the Company's correspondent lending network, which increased by $285.0 million or 304.8% from $93.5 million in 1994 to $378.5 million in 1995. During 1995, the Company substantially increased its correspondent lenders, the vast majority of which are located outside of New England, in order to leverage existing secondary market capabilities and add mortgage servicing income at a low marginal cost. Substantially all of the loans originated through the Company's correspondent lending network are sold in the secondary mortgage market.

     Commercial real estate loans consist of loans secured by income-producing commercial real estate (including office buildings and industrial buildings), service industry real estate (including hotels and health care facilities), multi-family (over four units) residential real estate and retail trade real estate (including restaurants, automotive-related properties and food stores), as well as loans for the acquisition, development and construction of such commercial real estate. Originations of commercial real estate loans decreased by $25.1 million or 14.6% from $171.1 million in 1995. The Company generally has decreased its emphasis on commercial real estate loans in recent periods in order to reduce its relative exposure to such loans, although its business plan is to continue to lend within its geographic markets to sound commercial businesses which collateralize their borrowings with existing commercial real estate and to refinance existing commercial real estate loans in the Company's loan portfolio. The increase in the balance of commercial real estate loans from December 31, 1994 to December 31, 1995 was largely attributable to the Company's acquisitions during the period.

     Commercial business loans and leases are made to sound, small to medium sized businesses within the Company's geographic markets and are a principal focus of the Company's current lending strategy. Commercial business loans consist primarily of loans secured by various equipment, machinery and other corporate assets, as well as loans to provide working capital to businesses in the form of lines of credit, which may be secured by inventory, accounts receivable or other assets or unsecured. The Company also originates commercial business leases, primarily through Peoples Heritage Leasing Company, Inc., a wholly-owned subsidiary of PHB. Originations of commercial business loans and leases increased by $139.9 million or 44.5% from $314.0 million in 1994 to $453.9 million in 1995 as a result of the Company's current focus in this area.

     Consumer loans consist of a wide variety of loans which have been emphasized by the Company in recent years in order to provide a full range of financial services to its customers and because such loans generally have shorter terms and higher interest rates than mortgage loans. Consumer loans are originated directly by the Company or, in the case of mobile home loans, automobile loans, boat loans and certain other loans, indirectly through various dealers in products financed by the Company. Originations of consumer loans decreased by $30.3 million or 9.4% from $320.8 million in 1994 to $290.6 million in 1995. This decrease was primarily attributable to a decrease in indirect consumer loan originations, which decreased by $35.2 million or 34.6% from $101.6 million in 1994 to $66.4 million in 1995 primarily as a result of a decrease in indirect originations of mobile home loans. Exclusive of indirect consumer loan originations, consumer loan originations increased by $5.0 million or 2.3% in 1995, primarily as a result of originations of home equity loans.

     Nonperforming Assets. Nonperforming assets decreased by $21.6 million or 27.6% from $78.3 million at December 31, 1994 to $56.8 million at December 31, 1995. The decrease in nonperforming assets in 1995 was a continuation of the decline in nonperforming assets in recent periods and was attributable to a $13.7 million decrease in nonperforming loans and a $7.8 million decrease in other nonperforming assets. Nonperforming assets as a percentage of total assets decreased from 2.10% at December 31, 1994 to 1.40% at December 31, 1995.

     The Company continues to focus on asset quality issues and to allocate significant resources to the key asset quality control functions of credit policy and administration and loan review. The collection, workout and asset management functions continue to focus on the further reduction of nonperforming asset levels. Despite the ongoing focus on asset quality and the reductions of nonperforming asset levels, there can be no assurance that adverse changes in the real estate markets and economic conditions in the Company's primary market areas will not result in higher nonperforming asset levels in the future and negatively impact the Company's operations through higher provisions for loan losses, net loan chargeoffs, decreased accrual of interest income and increased noninterest expenses as a result of the allocation of resources to the collection and workout of nonperforming assets.

            The following table sets forth information regarding nonperforming loans and leases and other nonperforming assets held by the Company at the dates indicated.

                                                                          December 31,
                                                --------------------------------------------------------------
                                                  1995         1994         1993          1992          1991
                                                -------      -------      --------      --------      --------
                                                                    (Dollars in Thousands)

Residential real estate loans:
  Non-accrual loans                             $ 5,713      $ 3,317      $  4,806      $  8,555      $  9,711
  Accruing loans 90 days overdue                  3,728        4,473         4,479         4,316         6,635
  Troubled debt restructurings                     --           --             111         1,097          --
                                                -------      -------      --------      --------      --------
    Total                                         9,441        7,790         9,396        13,968        16,346
                                                -------      -------      --------      --------      --------
Commercial real estate loans:
  Non-accrual loans                              17,029       26,978        30,780        43,731        65,835
  Accruing loans 90 days overdue                   --          1,020           454         1,704         2,478
  Troubled debt restructurings                    3,186        6,284        15,275        18,155        30,853
                                                -------      -------      --------      --------      --------
    Total                                        20,215       34,282        46,509        63,590        99,166
                                                -------      -------      --------      --------      --------
Commercial business loans and leases:
  Non-accrual loans                               6,735        6,871        14,399        24,252        39,434
  Accruing loans 90 days overdue                     25           30           336         1,163         3,130
  Troubled debt restructurings                    1,859        2,684         2,547         1,649         1,224
                                                -------      -------      --------      --------      --------
    Total                                         8,619        9,585        17,282        27,064        43,788
                                                -------      -------      --------      --------      --------
Consumer loans:
  Non-accrual loans                               3,586        3,775         3,386         3,038         2,031
  Accruing loans 90 days overdue                    659          831           897         1,268         3,199
  Troubled debt restructurings                     --           --              26          --              70
                                                -------      -------      --------      --------      --------
    Total                                         4,245        4,606         4,309         4,306         5,300
                                                -------      -------      --------      --------      --------
Total nonperforming loans:
  Non-accrual loans                              33,063       40,941        53,371        79,576       117,011
  Accruing loans 90 days overdue                  4,412        6,354         6,166         8,451        15,442
  Troubled debt restructurings                    5,045        8,968        17,959        20,901        32,147
                                                -------      -------      --------      --------      --------
    Total                                        42,520       56,263        77,496       108,928       164,600
                                                -------      -------      --------      --------      --------
Other nonperforming assets:
  Other real estate owned, net of related
    reserves                                     12,679       16,682        28,867        37,657        40,540
  In-substance foreclosures, net of related
    reserves                                       --          3,391        11,752        36,582        46,083
  Repossessions, net of related reserves          1,553        2,003         1,961         2,566         2,664
                                                -------      -------      --------      --------      --------
      Total                                      14,232       22,076        42,580        76,805        89,287
                                                -------      -------      --------      --------      --------
Total nonperforming assets                      $56,752      $78,339      $120,076      $185,733      $253,887
                                                =======      =======      ========      ========      ========
Total nonperforming loans as a
  percentage of total loans                        1.53%        2.13%         3.18%         4.36%         6.11%
Total nonperforming assets as a
  percentage of total assets                       1.40         2.10          3.31          5.29          6.77
Total nonperforming assets as a
  percentage of total loans and total
  other nonperforming assets                       2.03         2.94          4.85          7.22          9.13

            It is the policy of the Company to generally place all commercial real estate loans and commercial business loans and leases which are 90 days or more past due, unless secured by sufficient cash or other assets immediately convertible to cash, on nonaccrual status. All such loans 90 days or more past due, whether on nonaccrual status or not, are considered as nonperforming loans. Residential real estate loans and consumer loans and leases are placed on nonaccrual status generally at 90 days or more past due or when in management's judgment the collectibility of interest and/or principal is doubtful.

            It is also the policy of the Company to place on nonaccrual and therefore nonperforming status loans currently less than 90 days past due or performing in accordance with their terms but which in management's judgment are likely to present future principal and/or interest repayment problems and which thus ultimately would be classified as nonperforming. At December 31, 1995, $11.9 million of commercial real estate and commercial business loans and leases, or 28.0% of total nonperforming loans, were on nonaccrual status and thus disclosed as nonperforming loans even though they were less than 90 days past due.

            Nonperforming residential real estate loans increased by $1.7 million from December 31, 1994 to December 31, 1995. As a percentage of total residential real estate loans, nonperforming residential real estate loans increased from 1.0% at December 31, 1994 to 1.2% at December 31, 1995. This increase was attributable to the low level of nonperforming loans at December 31, 1994 and an increase in past due loans during 1995 to levels approaching but still below national and regional averages.

            Real estate acquired by the Company as a result of foreclosure or by deed-in-lieu of foreclosure generally is classified as other real estate owned until it is sold. When property is acquired as other real estate owned, it is recorded at the lower of carrying or fair value at the date of acquisition or classification and any writedown resulting therefrom is charged to the allowance for loan and lease losses. Interest accrual ceases on the date of acquisition, and all costs incurred from that date in maintaining the property and subsequent reductions in value are expensed and are included in collection and carrying costs of nonperforming assets (a component of noninterest expenses). For further information, see Note 1 to the Supplemental Consolidated Financial Statements.

            Potential Nonperforming Assets. The total of commercial real estate and commercial business loans and leases which are internally graded substandard or lower, according to the Company's internal loan grading system, but which are still in a performing status (the population from which future nonperforming loans would most likely arise), has continued to decrease since the middle of 1992. At December 31, 1995 and 1994, the Company had classified a total of $89.7 million and $124.8 million, respectively, of commercial real estate loans and commercial business loans and leases as substandard or lower on its risk rating system. Included in this amount at December 31, 1995 was the Company's $28.8 million of nonperforming commercial real estate loans and commercial business loans and leases. In the opinion of management, the remaining $60.9 million of commercial real estate loans and commercial business loans and leases classified as substandard at December 31, 1995 evidence one or more weaknesses or potential weaknesses and, depending on the regional economy and other factors, may become nonperforming assets in future periods. These loans are net of previously-established specific reserves which have resulted in chargeoffs, but not general reserves which have been established based on the Company's internal rating of such loans and evaluation of the adequacy of its allowance for loan and lease losses.

            Allowance for Loan and Lease Losses. The allowance for loan and lease losses is maintained at a level determined to be adequate by management to absorb future charge-offs of loans deemed noncollectible. This allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged off. Arriving at an appropriate level of allowance for loan and lease losses necessarily involves a high degree of judgment, as discussed above under "Results of Operations - Provision for Loan Losses."

            The following table sets forth information concerning the activity in the Company's allowance for loan and lease losses during the periods indicated.

                                                                       Year Ended December 31,
                                              --------------------------------------------------------------------------
                                                 1995            1994            1993            1992            1991
                                              ----------      ----------      ----------      ----------      ----------
                                                                        (Dollars in Thousands)

Average loans and leases outstanding          $2,732,318      $2,529,723      $2,473,666      $2,647,479      $2,799,630
                                              ==========      ==========      ==========      ==========      ==========
Allowance at the beginning of the year        $   63,675      $   67,385      $   71,223      $   88,067      $   84,429
Additions due to acquisitions and
  purchases                                        2,314            --              --              --              --
                                              ----------      ----------      ----------      ----------      ----------
Charges-offs:
  Residential real estate mortgages                4,139           4,646           6,607          13,565           7,573
  Commercial real estate mortgages                 8,964           6,207           8,482          19,053          48,997
  Commercial business loans and leases             2,234           4,124           9,622          18,825          15,735
  Consumer loans and leases                        2,631           2,225           3,861           5,771           6,110
                                              ----------      ----------      ----------      ----------      ----------
    Total loans charged off                       17,968          17,202          28,572          57,214          78,415
                                              ----------      ----------      ----------      ----------      ----------
Recoveries:
  Residential real estate mortgages                  620             904             642             627             647
  Commercial real estate mortgages                 5,185           4,917           6,293           2,582           1,269
  Commercial business loans and leases             2,181           3,440           2,035           2,997           5,116
  Consumer loans and leases                          738             857           1,717           2,139           3,541
                                              ----------      ----------      ----------      ----------      ----------
    Total loans recovered                          8,724          10,118          10,687           8,345          10,573
                                              ----------      ----------      ----------      ----------      ----------
  Net charge-offs                                  9,244           7,084          17,885          48,869          67,842
Additions charged to operating expenses            4,230           3,374          14,047          32,025          71,480
                                              ----------      ----------      ----------      ----------      ----------
Allowance at end of year                      $   60,975      $   63,675      $   67,385      $   71,223      $   88,067
                                              ==========      ==========      ==========      ==========      ==========
Ratio of net charge-offs to average loans
  and leases outstanding                            0.34%           0.28%           0.72%           1.85%           2.42%
Ratio of allowance to end of period loans
  and leases                                        2.19            2.41            2.77            2.85            3.27
Ratio of allowance to nonperforming
  loans and leases at end of period               143.40          113.17           86.95           65.39           53.50

            The following table sets forth information concerning the allocation of the Company's allowance for loan and lease losses by loan categories at the dates indicated. For information about the percent of total loans in each category to total loans, see "Financial Condition-Loans and Leases" above.

                                                                         December 31,
                            --------------------------------------------------------------------------------------------------------
                                    1995                 1994                 1993                 1992                 1991
                            -------------------- -------------------- -------------------- -------------------- --------------------

                                    Allowance to         Allowance to         Allowance to         Allowance to         Allowance to
                                     Percent of           Percent of            Percent of           Percent of          Percent of
                                     Total Loans          Total Loans          Total Loans          Total Loans          Total Loans
                             Amount  by Category  Amount  by Category  Amount  by Category  Amount  by Category  Amount  by Category
                            ------- ------------ ------- ------------ ------- ------------ ------- ------------ ------- ------------
                                                                        (Dollars in Thousands)
Residential real estate     $10,118     1.27%    $ 8,567     1.07%    $ 9,864     1.37%    $13,647     1.96%    $11,039     1.53%
Commercial real estate       31,673     3.97      35,505     4.61      38,177     5.07      40,899     4.99      51,512     5.78
Commercial business
  loans and leases            9,491     2.32       9,274     2.86       8,734     2.88      12,162     3.65      20,447     4.61
Consumer loans and
 leases                       9,693     1.25      10,329     1.39      10,610     1.61       4,515     0.70       5,069     0.80
                            -------     ----     -------     ----     -------     ----     -------     ----     -------     ----
                            $60,975     2.19     $63,675     2.41     $67,385     2.77     $71,223     2.85     $88,067     3.27
                            =======     ====     =======     ====     =======     ====     =======     ====     =======     ====

            The allowance for loan and lease losses is available for offsetting credit losses in connection with any loan but is internally allocated to various loan categories as part of the Company's process for evaluating the adequacy of the allowance for loan and lease losses.

            Deposits. Total deposits increased by $311.3 million or 10.8% during 1995. This increase was attributable to the assumption of $156.9 million of deposits as a result of acquisitions during 1995 and the success of the Company's relationship banking products. The change in deposits was comprised of a $163.2 million or 49.8% increase in money market accounts, a $151.0 million or 12.5% increase in certificates of deposit, a $71.3 million or 19.7% increase in demand accounts and an $18.3 million or 5.5% increase in NOW accounts, which collectively more than offset a $92.4 million or 14.2% decrease in regular savings accounts. The changes in deposit balances reflect the Company's current strategy to emphasize relationship banking, cash management services and core deposits, as well as the deposit mix of the deposits assumed in connection with the Company's acquisitions during 1995.

            The following table sets forth the distribution of the Company's deposits by type of deposit at the dates indicated.

                                                                      December 31,
                                    -------------------------------------------------------------------------------
                                               1995                       1994                       1993
                                    -------------------------  -------------------------  -------------------------
                                                       % of                       % of                       % of
                                       Amount        Deposits    Amount         Deposits    Amount         Deposits
                                    ----------       --------  ----------       --------  ----------       --------
                                                                 (Dollars in Thousands)
Non-brokered deposits:
  Demand accounts                   $  434,091         13.58%  $  362,790         12.57%  $  348,599         11.86%
  NOW accounts                         351,481         10.99      333,192         11.55      331,738         11.28
  Savings accounts                     557,896         17.45      650,302         22.53      545,274         18.55
  Money market accounts                490,575         15.34      327,424         11.35      443,538         15.09
  Certificates of deposit:
    $100,000 or more                   116,472          3.64       91,469          3.17       93,335          3.17
    Other                            1,246,623         39.00    1,120,668         38.83    1,162,342         39.54
                                    ----------        ------   ----------        ------   ----------        ------
                                     1,363,095         42.63    1,212,137         42.00    1,255,677         42.71
                                    ----------        ------   ----------        ------   ----------        ------
    Total non-brokered deposits      3,197,138        100.00    2,885,845        100.00    2,924,826         99.49
                                    ----------        ------   ----------        ------   ----------        ------
Brokered deposits                         --            --           --            --         15,000          0.51
                                    ----------        ------   ----------        ------   ----------        ------
    Total deposits                  $3,197,138        100.00%  $2,885,845        100.00%  $2,939,826        100.00%
                                    ==========        ======   ==========        ======   ==========        ======

        At December 31, 1995, the Company's $116.5 million of certificates of deposit in amounts of $100,000 or more were scheduled to mature as follows:
$26.5 million within three months, $19.6 million over three months through six months, $17.9 million over six months through 12 months and $52.5 million thereafter.

        Other Interest-bearing Liabilities. Other interest-bearing liabilities, which consist of borrowings from the Federal Home Loan Bank ("FHLB") of Boston, securities sold under agreements to repurchase ("repurchase agreements"), federal funds purchased and other interest-bearing liabilities, decreased by $48.4 million or 9.6% during 1995.

            The following table sets forth certain information concerning the Company's borrowings at the dates indicated.

                                                       December 31,
                                        ----------------------------------------
                                          1995            1994            1993
                                        --------        --------        --------
                                                     (In Thousands)
FHLB advances                           $252,446        $362,450        $251,760
Repurchase agreements                    180,957         127,519         100,688
Federal funds purchased                    1,500           4,404           1,600
Other                                     22,029          10,974           5,887
                                        --------        --------        --------
    Total                               $456,932        $505,347        $359,935
                                        ========        ========        ========

            FHLB advances are the largest non-deposit related interest-bearing funding source for the Company. In 1995, the Company reduced FHLB advances by $110.0 million or 30.4%. FHLB advances are secured by qualifying residential real estate loans, investment securities and certain other assets. For additional information regarding FHLB advances, see Note 13 to the Supplemental Consolidated Financial Statements.

            Repurchase agreements represent funds received from sales of securities under agreements to repurchase, which are considered to be borrowings secured by the securities sold, and generally have maturities of 180 days or less. Repurchase agreements increased by $53.4 million or 41.9% during 1995. This increase was primarily attributable to the expansion of both public finance activities and commercial cash management services at the Company's banking subsidiaries during 1995. For additional information regarding repurchase agreements, see Note 12 to the Supplemental Consolidated Financial Statements.

            The following table presents certain information regarding the Company's short-term borrowings having average balances during the period of greater than 30% of shareholders' equity at the end of the period. During each reported period, repurchase agreements were the only category of borrowings meeting this criteria.

                                            At or For the Year Ended December 31,
                                            -------------------------------------
                                              1995          1994           1993
                                            --------      --------       --------
                                                   (Dollars in Thousands)
Average balance outstanding                 $152,411      $109,216       $ 81,086
Maximum outstanding at any
  month-end during the period                213,104       153,710        112,831
Balance outstanding at end of period         180,957       127,519        100,688
Average interest rate during the period         4.90%         3.36%          2.28%
Average interest rate at end of period          4.64          4.62           2.21


            Other borrowings increased by $11.1 million or 100.7% during 1995. This increase was primarily attributable to the issuance of five-year debentures in connection with the Company's acquisition of Bankcore, which had an outstanding balance of $7.8 million at December 31, 1995.

            Shareholders' Equity. Consistent with its long-term goal of operating a safe, sound and profitable financial organization, the Company strives to maintain a strong capital base. The Company's shareholders' equity totaled $354.9 million or 8.7% of total assets at December 31, 1995, as compared to $304.4 million or 8.1% of total assets at December 31,

1994. The increase in shareholders' equity during 1995 was attributable to net income of $44.5 million, a $12.8 million net unrealized gain (net of tax effect) in the market value of securities available for sale, $11.3 million related to the reissuance of treasury stock in conjunction with the Bankcore acquisition and $1.5 million of treasury stock sales related to various employee benefit plans of the Company, the effects of which were offset in part by $11.3 million in dividends paid to shareholders and $8.3 million in treasury stock purchases.

            As authorized by the Board of Directors, and in anticipation of the Bankcore acquisition, the Company initiated a share repurchase program on December 20, 1994 and repurchased 751,600 shares of its common stock for a total cost of $9.6 million during 1994 and 1995. A total of 646,600 of these shares, with a total cost of $8.3 million, were repurchased in 1995; the balance were repurchased in 1994. All shares repurchased as part of the share repurchase program were reissued in conjunction with the Bankcore acquisition on July 1, 1995.

            For additional information, see Note 14 to the Supplemental Consolidated Financial Statements and "Regulatory Environment" below.

RISK MANAGEMENT

            The Company's success is largely dependent upon its ability to strategically manage financial and nonfinancial risks. Prominent nonfinancial challenges facing the Company and addressed through the Company's strategic planning process include competition from bank and nonbank financial service companies, changing regulatory and political environments, rapid advances in technology-based information systems and demographic and economic changes. The significant financial risks actively managed by the Company include: a) credit risk; b) interest rate risk, including asset and liability management; c) liquidity risk; and d) off-balance sheet risks and commitments.

            Credit Risk Management. The Company's net loan portfolio accounted for 67.0% of the assets of the Company at December 31, 1995 and represents its primary source of credit risk. The Company has dedicated and will continue to dedicate a substantial amount of time and resources to the management of credit risk within its loan portfolio. The Company has established systems of checks and balances to manage the origination, control and collection of loan assets.

            For additional information relating to credit risk, see "Results of Operations Provision for Loan Losses," "Financial Condition - Nonperforming Assets" and Note 5 to the Supplemental Consolidated Financial Statements.

            Interest Rate Risk and Asset/Liability Management. The Company's actions in regard to interest rate risk and asset and liability management are the responsibility of a Liquidity and Funds Management Committee which reports to the Board of Directors and is comprised of members of the Company's senior management. The Liquidity and Funds Management Committee is actively involved in formulating the economic projections used by the Company in its planning and budgeting process and establishes policies which monitor and coordinate the Company's sources, uses and pricing of funds.

            Interest rate risk can be defined as the exposure of the Company's net income or financial position to adverse movements in interest rates. In addition to directly impacting net interest income, changes in the level of interest rates also can affect (i) the amount of loans originated and sold by an institution, (ii) the ability of borrowers to repay adjustable-rate loans, (iii) the average maturity of mortgage loans, which tends to increase when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are substantially lower than current mortgage loan rates (due to refinancings of loans at lower rates), (iv) the value of an institution's interest-earning assets and the resultant ability to realize gains on the sale of such assets and (v) the carrying value of investment securities classified as available for sale and resultant adjustments to shareholders' equity.

            The principal objective of the Company is to maintain an appropriate balance between income growth and the risks associated with maximizing income through the mismatch of the timing of interest rate changes between assets and liabilities. Although perfectly matching asset and liability maturities and interest rate changes can eliminate interest rate risk, such actions may not enhance net interest income. The Company seeks to reduce the volatility of its net interest income by managing the relationship of interest-rate sensitive assets to interest-rate sensitive liabilities.

            To meet its asset and liability management objectives, the Company has undertaken various steps to increase the ability of the yields earned on its interest-earning assets to change in accordance with market rates of interest and to reduce the average maturity of such assets. A principal focus in recent years has been on the origination of adjustable-rate residential real estate loans and consumer loans, which generally have shorter maturities than fixed-rate residential real estate loans. The Company also originates adjustable-rate and fixed-rate commercial real estate loans and commercial business loans and leases, which collectively also generally mature or reprice more quickly than fixed-rate residential real estate loans.

            Net interest income sensitivity to movements in interest rates is measured through use of a simulation model which analyzes resulting net income under various interest rate scenarios. Projected net interest income is modeled based on both an immediate rise or fall in interest rates ("rate shock") as well as gradual movements in interest rates over a twelve month period. The model is based on the actual maturity and repricing characteristics of interest-rate sensitive assets and liabilities and factors in budget projections for anticipated activity levels by major product lines of the Company. The simulation model incorporates assumptions regarding the impact of changing interest rates on the prepayment rate of certain assets and liabilities. The model also takes into account the Company's ability to exert greater control over the setting of interest rates on certain deposit products than it has over variable and adjustable-rate loans which are tied to published indices, such as designated prime lending rates and the rate on U.S. Treasury Bills.

            Based on the information and assumptions in effect at December 31, 1995, management of the Company believes that a 200 basis point gradual change in interest rates over a twelve month period, up or down, would not significantly affect the Company's annualized net interest income.

            As a result of the Company's business strategy to increase noninterest income related to mortgage banking services, the Company has increased its portfolio of residential mortgages serviced for investors. As a result of that strategy, as well as the adoption of SFAS No. 122, the level of mortgage servicing rights has increased significantly in recent periods.

            In order to mitigate the prepayment risk associated with mortgage servicing rights and protect economic value, in 1995 the Company purchased a constant maturity treasury floor ("CMT") for $555,000. The cost of the CMT is being amortized over five years using the straight line method of amortization. The CMT's value is related to movements in market interest rates to which it is indexed (based on a $30 million, 10-year Constant Maturity Treasury Yield) and the remaining term of the CMT. The CMT's value is inversely related to movements in market interest rates. As interest rates decline, the value of the CMT increases. Market interest rate movements also influence the behavior of borrowers, which impacts the value of mortgage servicing rights as a result of an increase or decrease in mortgage loan prepayment speeds. The value of mortgage servicing rights generally increases as market interest rates increase and declines as market interest rates decrease. Although not accorded hedge accounting treatment due to the uncertainty of strict correlation, in the event that interest rates fall any resulting increase in the value of the CMT is intended to offset, in part, the prospective impairment to the value of the Company's mortgage servicing rights. The CMT is included in other assets on the Company's balance sheet at December 31, 1995 at amortized cost of $462,000, which approximates market value.

            Liquidity Risk Management. The Company seeks to maintain various sources of funds and prudent levels of liquid assets in order to satisfy its varied liquidity demands. Many factors affect the Company's ability to meet its liquidity needs, including its mix of assets and liabilities, reputation and credit standing in the marketplace, interest rates and general economic conditions. The Company's actual inflow and outflow of funds is detailed in the Supplemental Consolidated Statements of Cash Flows.

            Each of the Company's banking subsidiaries monitors its liquidity in accordance with guidelines established by the Company and applicable regulatory requirements. The primary sources of funds of the Company's banking subsidiaries are deposits, borrowings from the FHLB of Boston and other sources, cash flows from operations, prepayments and maturities of outstanding loans, leases, investments and mortgage-backed securities and the sale of mortgage loans. During 1995 and 1994, the Company's banking subsidiaries used their sources of funds primarily to meet ongoing commitments to pay maturing savings certificates and savings withdrawals, fund loan and lease commitments and maintain a substantial portfolio of investment securities.

            Management believes that the Company's banking subsidiaries currently have adequate liquidity available to respond to both expected and unexpected liquidity demands, according to the measurement system established during 1991 and set forth in the Company's contingency liquidity plan. This system, the Reactive Capacity Adequacy Report System, measures the net amount of marketable assets, after deducting pledged assets, plus lines of credit, primarily with the FHLB, which are available to fund liquidity requirements. It then measures the adequacy of that amount against the amount of sensitive or volatile liabilities, which include core deposit balances in excess of $100,000, term deposits with short maturities and credit commitments outstanding. This evaluation is conducted at each banking subsidiary and consolidated for the Company on a monthly basis. It allows the Company to manage its liquidity position and funding sources in order to ensure that it has continuing ability to meet its ongoing commitments to pay maturing savings certificates and savings withdrawals, fund loan and lease commitments, meet contractual maturities on borrowings and maintain a significant portfolio of investment securities.

            The Company's liquidity management policies currently include requirements that the Company maintain a minimum liquidity ratio of no less than 15% with a target of 20%.

The Company's consolidated liquidity position increased during 1995 as net cash, short-term and marketable assets amounted to 26.5% of net deposits and short-term liabilities at December 31, 1995, as compared to 25.2% at December 31, 1994.

            A secondary source of liquidity, not included in the liquidity ratio calculation, is represented by asset-based liquidity. Asset-based liquidity consists primarily of single-family residential real estate loans which qualify for sale in the secondary market.

            The liquidity needs of the Company on a parent-only basis consist primarily of dividends to shareholders and expenses for general corporate purposes. The primary source of parent-only company cash flow is dividends received from subsidiary banks. For additional information, see Notes 2 and 14 to the Supplemental Consolidated Financial Statements.

            Off-Balance Sheet Risks and Commitments. Set forth below is a discussion of various off-balance sheet risks and commitments of the Company.

            Commitments to extend credit. At December 31, 1995 and 1994, the total approved loan commitments outstanding amounted to $336.4 million and $201.7 million, respectively. At the same dates, commitments under unused lines of credit amounted to $345.6 million and $286.1 million, respectively, and the unadvanced portion of construction loans amounted to $34.2 million and $25.9 million, respectively.

            Derivatives. The Company has only limited involvement with off-balance sheet derivative financial instruments and does not use them for trading purposes.

            The Company has explored and utilized in the past certain financial techniques, such as interest rate exchange agreements, to assist in the management of interest rate risk. The Company believes that such techniques have benefits under certain market and economic conditions. At December 31, 1995, the Company did not have any interest rate exchange agreements in place.

            The Company makes use of forward commitments to sell loans as part of its mortgage banking business. Forward commitments are used in the normal course of business to reduce the Company's exposure to fluctuations in interest rates.

            For additional information, see Note 15 to the Supplemental Consolidated Financial Statements.

            Counterparty risk. The Company does business with a variety of financial institutions and other companies in the normal course of business. The Company is subject to potential financial loss if the counterparty is unable to complete an agreed upon transaction. The Company controls counterparty risk through financial analysis, dollar limits and other monitoring procedures.

REGULATORY ENVIRONMENT

            Regulatory Capital Requirements. Banks and bank holding companies are subject to a broad scope of laws and regulations. The Company believes that it is in material compliance with all applicable federal and state laws and regulations.

            Regulatory Capital Requirements. Under Federal Reserve Board ("FRB") guidelines, bank holding companies such as the Company are required to maintain capital based on "risk-adjusted" assets. Under risk-based capital guidelines, categories of assets with potentially higher credit risk require more capital than assets with lower risk. In addition to balance sheet assets, bank holding companies are required to maintain capital, on a risk-adjusted basis, to support certain off-balance sheet activities such as loan commitments. The FRB guidelines classify capital into two tiers, Tier I and Total. Tier I risk-based capital consists of common shareholders' equity, noncumulative and cumulative (bank holding companies only) perpetual preferred stock and minority interests, less goodwill. Total risk-based capital consists of Tier 1 capital plus a portion of the general allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate preferred stock.

            In addition to risk-based capital requirements, the FRB requires bank holding companies to maintain a minimum leverage capital ratio of Tier I capital to total assets. Total assets for this purpose do not include goodwill and any other intangible assets and investments that the FRB determines should be deducted from Tier I capital.

            The FDIC has promulgated similar regulations and guidelines regarding the capital adequacy of state-chartered banks which are not members of the Federal Reserve System, such as PHB and BNH. These requirements are substantially similar to those adopted by the FRB, as described above. In addition, the Maine Bureau of Banking has promulgated a regulation regarding capital adequacy for Maine-chartered financial institutions such as PHB. This regulation generally parallels the minimum Tier I leverage capital requirements of the FDIC.

            The following table sets forth the regulatory capital ratios of the Company, PHB and BNH at December 31, 1995.

                                               December 31, 1995
                                            -----------------------
                                            Required
                                            Minimums         Actual
                                            --------         ------
THE COMPANY:
Risk-based capital ratios:
  Tier I                                      4.00%           12.88%
  Total                                       8.00            14.15
Tier I leverage capital ratio(1)              4.00             8.33

PEOPLES HERITAGE BANK:
Risk-based capital ratios:
  Tier I                                      4.00            10.78
  Total                                       8.00            12.04
Tier I leverage capital ratio(1)              4.00             7.46

BANK OF NEW HAMPSHIRE:
Risk-based capital ratios:
  Tier I                                      4.00            14.25
  Total                                       8.00            15.51
Tier I leverage capital ratio(1)              4.00             7.93

- -------------------
(1) Bank holding companies and banks, including the Company and its banking subsidiaries, may be required to maintain a Tier I leverage capital ratio of 4.0% to 5.0% or more. The regulatory agencies have not advised the Company or its banking subsidiaries of a specific Tier I leverage capital ratio requirement to date.

            Recent Accounting Developments. In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-Lived Assets to be Disposed Of," which was adopted by the Company on January 1, 1996. This Statement established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to such assets being held and used and for such assets and certain identifiable intangibles to be disposed of. The implementation of this Statement did not and is not expected to have a material effect on the Company's results of operations or financial condition.

            In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which became effective on January 1, 1996. This Statement establishes a fair-value based method of accounting for stock-based compensation plans under which compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. However, the Statement allows a company to continue to measure compensation cost for such plans under Accounting Principles Board ("APB") Opinion No. 25," Accounting for Stock Issued to Employees." Under APB Opinion No. 25, no compensation cost is recorded if, at the grant date, the exercise price of the options is equal to the fair market value of the Company's common stock. The Company has elected to continue to follow the accounting under APB No. 25. SFAS No. 123 requires companies which elect to continue to follow the accounting in APB Opinion No. 25 to disclose in the notes to their financial statements pro forma net income and earnings per share as if the value-based method of accounting had been applied. Management has not determined the impact of the adoption of SFAS No. 123 on the financial position or results of operations of the Company.

ACQUISITIONS

            For information regarding acquisitions completed by the Company during the years ended December 31, 1995 and 1994, see Note 18 to the Supplemental Consolidated Financial Statements.

            On February 16, 1996, BNH acquired five branch offices and approximately $160 million of related deposits from Fleet Bank NH. Two of these offices are located in Manchester, New Hampshire and the others are located in Bedford, Nashua and Littleton, New Hampshire. In addition to various assets related to the acquired branches, BNH also acquired approximately $216.4 million of loans in connection with this transaction, which consisted primarily of $178.6 million of single-family residential loans.

            The Company, Peoples Heritage Merger Corp. ("PHMC") and Family Bancorp ("Family") have entered into an Agreement and Plan of Merger, dated as of May 30, 1996 (the "Agreement"), which provides, among other things, for (i) the merger of Family with and into PHMC (the "Merger") and (ii) the conversion of each share of Family common stock outstanding immediately prior to the Merger (other than any dissenting shares under Massachusetts law and certain shares held by the Company) into the right to receive 1.26 shares of the Company's common stock, subject to possible adjustment under certain circumstances, plus cash in lieu of any fractional share interest. Inclusive of the potential effects of outstanding options to acquire Family common stock, a maximum of 5,572,001 shares of common stock of the Company will be issuable upon consummation of the Merger. Consummation of the Merger is subject to various conditions, including approval of the Agreement by the shareholders of the Company and Family and the receipt of all required regulatory approvals.

IMPACT OF INFLATION AND CHANGING PRICES

            The Supplemental Consolidated Financial Statements and related Notes thereto presented elsewhere herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

            Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.

Peoples Heritage Financial Group, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                            December 31,
(In Thousands, Except Number of Shares                -----------------------
and Per Share Data)                                      1995         1994
- -----------------------------------------------------------------------------
ASSETS
Cash and due from banks                               $  190,436   $  165,772

Federal funds sold                                       100,255       58,735

Investment securities (Notes 3, 12, 13)                      ---      286,577

Securities available for sale, at market
  value (Notes 3, 12, 13)                                766,648      432,617

Loans held for sale, market value
  $71,872 in 1995 and $11,163 in 1994,
  respectively (Note 4)                                   70,979       11,092

Loans and leases (Notes 5 and 13):
  Residential real estate mortgages                      798,076      803,498
  Commercial real estate mortgages                       797,686      770,572
  Commercial business loans and leases                   408,592      324,408
  Consumer loans and leases                              774,229      741,099
                                                      ----------   ----------
                                                       2,778,583    2,639,577

  Less:  Allowance for loan and lease
    losses (Note 6)                                       60,975       63,675
                                                      ----------   ----------
    Net loans and leases                               2,717,608    2,575,902
                                                      ----------   ----------

Premises and equipment (Note 7)                           56,021       46,507

Goodwill and other intangibles (Note 8)                   22,792       20,713

Mortgage servicing rights (Note 9)                        20,309       17,275

Other real estate and repossessed assets
  owned (Note 10)                                         14,232       22,076

Deferred income taxes (Note 11)                           32,972       37,692

Interest and dividends receivable                         30,726       27,786

Other assets                                              35,148       35,162
                                                      ----------   ----------

                                                      $4,058,126   $3,737,906
                                                      ==========   ==========

See accompanying Notes to Supplemental Consolidated Financial
Statements.

Peoples Heritage Financial Group, Inc. and Subsidiaries
- --------------------------------------------------------------------------------

                                                             December 31,
(In Thousands, Except Number of Shares               ----------------------------
and Per Share Data)                                      1995            1994
- ---------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
  Regular savings                                    $   557,896      $   650,302
  Money market access accounts                           490,575          327,424
  Certificates of deposit (including
    certificates of $100 or more of
    $116,472 and $91,469, respectively)                1,363,095        1,212,137
  NOW accounts                                           351,481          333,192
  Demand deposits                                        434,091          362,790
                                                     -----------      -----------
                                                       3,197,138        2,885,845
                                                     -----------      -----------

Federal funds purchased                                    1,500            4,404

Securities sold under repurchase
  agreements (Note 12)                                   180,957          127,519

Borrowings from the Federal Home Loan
  Bank of Boston (Note 13)                               252,446          362,450

Other borrowings                                          22,029           10,974

Deferred income taxes (Note 11)                           12,577            6,087

Other liabilities (Note 16)                               36,554           36,188
                                                     -----------      -----------

  Total liabilities                                    3,703,201        3,433,467
                                                     -----------      -----------

Commitments and contingent liabilities
  (Notes 14, 15 and 16)

Shareholders' equity (Notes 2, 3, 14 and 18):
  Preferred stock, par value $0.01; 5,000,000
    shares authorized, none issued                          --               --
  Common stock, par value $0.01; 30,000,000
    shares authorized, 25,596,550 shares
     and 25,596,426 shares issued, respectively              256              256
  Paid-in capital                                        224,268          224,267
  Retained earnings                                      134,443           99,955
  Net unrealized gain (loss), net of
    applicable income taxes, on securities
    available for sale                                     3,763           (9,079)
  Treasury stock at cost (524,062 shares
    and 760,327 shares, respectively)                     (7,805)         (10,960)
                                                     -----------      -----------

      Total shareholders' equity                         354,925          304,439
                                                     -----------      -----------

                                                     $ 4,058,126      $ 3,737,906
                                                     ===========      ===========

See accompanying Notes to Supplemental Consolidated Financial
Statements.

Peoples Heritage Financial Group, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                Year Ended December 31,
(In Thousands, Except Number of                    ----------------------------------------------
Shares and Per Share Data)                             1995             1994              1993
- -------------------------------------------------------------------------------------------------
Interest and dividend income:
  Interest on loans and leases
    (Note 5)                                       $   253,787     $    215,177      $    208,547
  Interest on mortgage-backed
    investments                                         12,627           12,409            10,266
  Interest on other investments                         37,521           27,241            23,547
  Dividends on equity securities                         1,914            1,770             1,092
                                                   -----------     ------------      ------------
    Total interest and dividend
      income                                           305,849          256,597           243,452
                                                   -----------     ------------      ------------

Interest expense:
  Interest on deposits                                 108,209           87,920            96,793
  Interest on borrowed funds                            26,686           20,082            15,512
                                                   -----------     ------------      ------------
    Total interest expense                             134,895          108,002           112,305
                                                   -----------     ------------      ------------
    Net interest income                                170,954          148,595           131,147
Provision for loan losses (Note 6)                       4,230            3,374            14,047
                                                   -----------     ------------      ------------
  Net interest income after
    provision for loan losses                          166,724          145,221           117,100
                                                   -----------     ------------      ------------

Noninterest income:
  Mortgage banking services
    (Note 9)                                            10,849            8,446             7,150
  Customer services                                     11,908           10,481             9,852
  Trust and investment advisory
    services                                             5,850            5,471             4,694
  Loan related services                                  1,907            1,847             1,588
  Net securities gains (losses)
    (Note 3)                                               116             (254)            1,183
  Net gains on sales of consumer
    loans (Note 5)                                        --                 33             2,576
  Other noninterest income                                 787            1,602             1,558
                                                   -----------     ------------      ------------
                                                        31,417           27,626            28,601
                                                   -----------     ------------      ------------

Noninterest expenses:
  Salaries and employee benefits
    (Note 16)                                           67,472           61,799            56,287
  Occupancy                                             10,574           10,454             9,837
  Data Processing                                        8,924            7,306             6,762
  Equipment                                              6,844            6,233             6,168
  Advertising and marketing                              4,642            4,642             2,668
  Deposit and other assessments                          4,497            7,899             8,367
  Collection and carrying costs of
    nonperforming assets                                 2,595            6,033            14,840
  Merger expenses                                        4,958              559               300
  Other noninterest expenses
    (Note 8)                                            19,774           20,212            17,162
                                                   -----------     ------------      ------------
                                                       130,280          125,137           122,391
                                                   -----------     ------------      ------------

Income before income tax expense                        67,861           47,710            23,310
Applicable income tax (Note 11)                         23,375           13,662               799
                                                   -----------     ------------      ------------
    Net income                                     $    44,486     $     34,048      $     22,511
                                                   ===========     ============      ============

Weighted average shares outstanding                 24,696,393       24,849,800        23,705,195
Earnings per share                                 $      1.80     $       1.37      $       0.95

See accompanying Notes to Supplemental Consolidated Financial
Statements.

Peoples Heritage Financial Group, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(In Thousands, Except                Number                                             Net
Number of Shares and               of Shares   Par    Paid-In   Retained  Loan to   Unrealized   Treasury
Per Share Data)                      Issued    Value  Capital   Earnings    ESOP    Gain (Loss)   Stock       Total
- ---------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1992      24,208,336  $242   $213,025   $50,800   $(108)    $    -0-    $(14,101)   $249,858

  Proceeds from sale of stock
    (net of cost)                   1,397,918    14     11,833       -0-     -0-          -0-          -0-     11,847

  Treasury stock purchased
    (8,044 shares at an
    average price of $9.74)               -0-   -0-        -0-       -0-     -0-          -0-         (79)        (79)

  Treasury stock issued for
    employee benefits plans
    (85,491 shares at an
    average price of $9.23)               -0-   -0-        -0-      (451)    -0-          -0-       1,241         790

  Retirement of Treasury stock           (148)  -0-       (586)      -0-     -0-          -0-         586         -0-

  Purchase and retirement of
    common stock                       (4,000)  -0-        (29)      -0-     -0-          -0-         -0-         (29)

  Cash dividends paid                     -0-   -0-        -0-      (325)    -0-          -0-         -0-        (325)

  Principal reduction in
    loan to ESOP                          -0-   -0-        -0-       -0-     108          -0-         -0-         108

  Implementation of change in
    accounting for investments
    in debt and equity securities
    net of tax effect of $1,609           -0-   -0-        -0-       -0-     -0-        2,694         -0-       2,694

  Compensation cost of employee
    stock plan                            -0-   -0-         63       -0-     -0-          -0-         -0-          63

  Net income                              -0-   -0-        -0-    22,511     -0-          -0-         -0-      22,511
                                   ----------  ----   --------   -------   -----     --------    --------    --------

Balances at December 31, 1993      25,602,106  $256   $224,306   $72,535   $ -0-     $  2,694    $(12,353)   $287,438


See accompanying Notes to Supplemental Consolidated Financial Statements.

(In Thousands, Except             Number                                             Net
Number of Shares and             of Shares    Par    Paid-in   Retained  Loan to   Unrealized   Treasury
Per Share Data)                   Issued     Value   Capital   Earnings    ESOP    Gain (Loss)   Stock       Total
- -------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1993    25,602,106   $256   $224,306   $72,535   $ -0-     $  2,694   $(12,353)   $287,438

  Treasury stock purchased
    (105,000 shares at an
    average price of $12.02)            -0-    -0-        -0-       -0-     -0-          -0-     (1,262)     (1,262)

  Treasury stock issued for
    employee benefit plans
    (179,426 shares at an
    average price of $7.42)             -0-    -0-        -0-    (1,027)    -0-          -0-      2,655       1,628

  Purchase and retirement of
    common stock                     (5,680)   -0-        (60)      -0-     -0-          -0-        -0-         (60)

  Change in unrealized gains
    (losses) on securities
    available for sale, net
    of tax of $6,900                    -0-    -0-        -0-       -0-     -0-      (11,773)       -0-     (11,773)

  Compensation cost of
    employee stock plan                 -0-    -0-         21       -0-     -0-          -0-        -0-          21

  Net income                            -0-    -0-        -0-    34,048     -0-          -0-        -0-      34,048

  Cash dividends paid
    $0.23 per share                     -0-    -0-        -0-    (5,601)    -0-          -0-        -0-      (5,601)
                                 ----------   ----   --------   -------   -----     --------   --------    --------

Balances at December 31, 1994    25,596,426   $256   $224,267   $99,955   $ -0-     $ (9,079)  $(10,960)   $304,439

SEE ACCOMPANYING NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS.

(In Thousands, Except            Number                                             Net
Number of Shares and            of Shares    Par   Paid-in   Retained  Loan to   Unrealized   Treasury
Per Share Data)                  Issued     Value  Capital   Earnings    ESOP    Gain (Loss)   Stock     Total
- --------------------------------------------------------------------------------------------------------------
Balances at December 31, 1994   25,596,426  $256  $224,267   $ 99,955  $ -0-     $ (9,079)  $(10,960)   $304,439

  Treasury stock purchased
    (647,357 shares at an
    average price of $12.85)           -0-   -0-       -0-        -0-    -0-          -0-     (8,317)     (8,317)

  Treasury stock issued for
    employee benefit
    (132,022 shares at an
    average price of $9.76)            -0-   -0-       -0-       (401)   -0-          -0-      1,908       1,507

  Reissuance of treasury stock
    pursuant to acquisition
    (751,600 shares at $15.00)         -0-   -0-       -0-      1,710    -0-          -0-      9,564      11,274

  Change in unrealized gains
    (losses) on securities
    available for sale, net of
    tax effect $7,293                  -0-   -0-       -0-        -0-    -0-       12,842        -0-      12,842

  Compensation cost of
    employee stock plan                124   -0-         1        -0-    -0-          -0-        -0-           1

  Net income                           -0-   -0-       -0-     44,486    -0-          -0-        -0-      44,486

  Cash dividends paid
    $0.46 per share                    -0-   -0-       -0-    (11,307)   -0-          -0-        -0-     (11,307)
                                ----------  ----  --------   --------  -----     --------   --------    --------

Balances at December 31, 1995   25,596,550  $256  $224,268   $134,443  $ -0-     $  3,763   $ (7,805)   $354,925
                                ==========  ====  ========   ========  =====     ========   ========    ========



See accompanying Notes to Supplemental Consolidated Financial Statements.

Peoples Heritage Financial Group, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          Year Ended December 31,
                                                 ---------------------------------------
(In Thousands)                                      1995           1994           1993
- ----------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                     $  44,486      $  34,048      $  22,511
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Provision for loan losses                      4,230          3,374         14,047
      Provision for depreciation                     6,286          5,399          5,111
      Provision for losses and writedowns
        (credits) of other real estate owned          (958)           143          2,658
      Amortization of goodwill and other
        intangibles                                  2,211          2,045          3,046
      Amortization and sale of servicing
        rights                                       6,067          1,743          2,266
      Net (increase) decrease in net
        deferred tax assets                          3,919         (2,486)        (3,875)
      Net losses realized from sales
        of other real estate owned                     528             64            439
      Net (gains) losses realized from sales
        of securities and consumer loans              (116)           221         (3,759)
      Net (gains) losses realized from sales
        of loans held for sale (a component
        of mortgage banking services)                  664            491         (4,411)
      Gains on capitalized servicing                (8,524)        (1,100)          (883)
      Proceeds from sales of securities
        held for sale                                 --             --           36,469
      Proceeds from maturities and
        principal repayments of
        securities held for sale                      --             --           55,185
      Purchases of securities held for sale           --             --          (73,205)
      Proceeds from sales of loans held
        for sale                                   552,774        273,287        257,639
      Residential loans originated and
        purchased for sale                        (613,171)      (218,034)      (292,684)
      Net (increase) decrease in interest
        and dividends receivable and
        other assets                                (2,925)        10,492         10,783
      Net increase (decrease) in other
        liabilities                                    366          8,227         (3,731)
                                                 ---------      ---------      ---------

Net cash provided (used) by operating
  activities                                     $ ( 4,163)     $ 117,914      $  27,606
                                                 ---------      ---------      ---------


Cash flows from investing activities:
  Proceeds from sales of investment
    securities                                   $    --        $    --        $   3,379
  Proceeds from maturities and principal
    repayments of investment securities            125,540        158,211        297,105
  Purchases of investment securities              (114,491)      (186,396)      (472,000)
  Proceeds from sales of securities
    available for sale                               9,814         65,380           --
  Proceeds from maturities and principal
    repayments of securities available
    for sale                                       135,972        110,446           --
  Purchases of securities available
    for sale                                      (184,040)      (168,173)          --
  Net increase in loans and leases                (184,323)      (215,590)       (12,387)
  Proceeds from sale of loans                       31,425          7,550         64,566
  Purchase of mortgage servicing rights               (577)       (11,435)        (5,882)
  Premiums paid on deposits purchased               (4,290)           (75)          --
  Net additions to premises and equipment          (15,800)        (5,323)        (3,723)
  Proceeds from sales of other real
    estate owned                                    12,722         13,420         17,224
  Net decrease in repossessed assets
    owned                                            2,360          4,020          7,708
                                                 ---------      ---------      ---------

Net cash (used) by investing activities          $(185,688)     $(227,965)     $(104,010)
                                                 ---------      ---------      ---------

See accompanying Notes to Supplemental Consolidated Financial Statements.

                                                     Year Ended December 31,
                                             ---------------------------------------
                                                1995           1994           1993
                                             ---------      ---------      ---------
Cash flows from financing activities:
  Net increase (decrease) in deposits        $ 311,293      $ (53,981)     $  (8,723)
  Net increase in securities sold under
    repurchase agreements                       53,438         26,831         19,304
  Proceeds from Federal Home Loan Bank
    of Boston borrowings                       415,998        390,284        168,250
  Payments on Federal Home Loan Bank of
    Boston borrowings                         (526,002)      (279,594)      (112,050)
  Payoff of subordinated capital notes            --             --           (5,000)
  Net increase in other borrowings              11,055          5,087            807
  Sale of treasury stock                         1,507          1,628            790
  Issuance of treasury stock for
    acquisition                                 11,274           --             --
  Purchase of treasury stock                    (8,317)        (1,262)           (79)
  Net proceeds from sale of stock                 --             --           11,877
  Cash dividends paid to shareholders          (11,307)        (5,601)          (325)
  Other shareholders' equity, net                 --               39           (108)
                                             ---------      ---------      ---------

Net cash provided (used) by financing
  activities                                 $ 258,939      $  83,431      $  74,743

Increase (decrease) in cash and cash
  equivalents                                   69,088        (26,620)        (1,661)
Cash and cash equivalents at beginning
  of period                                    220,103        246,723        248,384
                                             ---------      ---------      ---------

Cash and cash equivalents at end of
  period                                     $ 289,191      $ 220,103      $ 246,723
                                             =========      =========      =========

- ------------------------------------------------------------------------------------

Supplemental disclosures of information:
  Interest paid on deposits and
    borrowings                               $ 132,301      $ 107,927      $ 112,487
  Income taxes paid (refunded)                  18,272          2,429           (207)

Noncash investing transactions:
  Investment securities transferred to
    securities available for sale            $ 275,528      $    --          335,103
  Securities held for sale transferred
    to securities available for sale to
    adopt SFAS No. 115                            --             --          119,754
  Securities held for sale transferred
    to investment securities                      --             --           33,692
  Investment securities transferred to
    securities held for sale                      --             --           14,018
  Loans transferred to other real estate        12,828          9,304         16,598

  Loans originated to finance the sales
    of other real estate owned                   6,020         12,161         22,794
Increases (decreases) resulting from the
  adoption of SFAS No. 115:
    Securities available for sale               20,133        (18,547)         4,101
    Deferred income taxes - liabilities          7,291         (6,859)         1,577
    Net unrealized gain (loss) on
      securities available for sale,
      net of tax                                12,842        (11,688)         2,524
- ------------------------------------------------------------------------------------

See accompanying Notes to Supplemental Consolidated Financial Statements.

Peoples Heritage Financial Group, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995, 1994 and 1993
(All dollar Amounts Expressed in Thousands, Except Per Share Data)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accounting and reporting policies of Peoples Heritage Financial Group, Inc. (the "Company") and its subsidiaries conform to generally accepted accounting principles and to general practice within the banking industry. The Company's principal business activities are retail, commercial and mortgage banking as well as trust and investment advisory services, and are conducted through the Company's direct wholly-owned subsidiaries located in Maine and New Hampshire. The Company and its subsidiaries are subject to competition from other financial institutions and are also subject to regulation of, and periodic examination by, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Maine Bureau of Banking, the New Hampshire
Bank Commissioner and the Federal Reserve Board. The following is a description of the more significant accounting policies.

Financial Statement Presentation

  The consolidated financial statements include the accounts of Peoples Heritage Financial Group, Inc., the Company's direct wholly-owned subsidiaries Peoples Heritage Savings Bank (the "Bank") and Bank of New Hampshire Corporation ("BNHC"), which wholly owns Bank of New Hampshire and The First National Bank of Portsmouth ("Portsmouth"), and other subsidiaries which are wholly-owned by the Company's direct wholly-owned subsidiaries.

  In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that effect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for possible loan and lease losses and the net deferred tax asset.


Acquisition of BNHC

  On April 2, 1996, the Company acquired BNHC by merging the subsidiary holding company of Portsmouth into BNHC. The acquisition was accounted for as a pooling of interests and, accordingly, the financial information for all prior periods presented has been restated to present the combined financial condition and results of operations as if the combination had been in effect for all periods presented. Certain amounts in prior periods have been reclassified to conform to the current presentation.

  The supplemental consolidated financial statements of the Company have been prepared to give retroactive effect to the acquisition of BNHC on April 2, 1996. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements convering the date of consummation of the business combination are issued.

Investments

  Investment securities at December 31, 1995 and 1994 consist of U.S. Treasury, mortgage-backed, corporate debt and equity securities. The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115 at December 31, 1993. SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values, and all investments in debt securities. Under SFAS No. 115, the Company classifies its debt and marketable equity investments in one of three categories: trading, available for sale, or held to maturity. The Company's investment accounting policies are as follows.

  Securities Available for Sale

      Securities available for sale consist of debt and equity securities that the Company anticipates could be made available for sale in response to changes in market interest rates, liquidity needs, changes in funding sources and other similar factors. These assets are specifically identified and are carried at market value. Changes in market value, net of applicable income taxes, are recorded in and reported as a separate component of shareholders' equity. When a decline in market value of a security is considered other than temporary, the loss is charged to net securities gains (losses) in the consolidated statements of operations as a writedown.

    Securities Held to Maturity

      Securities held to maturity consist of debt securities purchased where the Company has the positive intent and ability to hold such securities until maturity. Debt securities classified as held to maturity are carried at amortized cost, adjusted for amortization of premiums and accretion of discounts.

    Trading Account Securities

      Trading account securities are marketable securities purchased with the intent to be subsequently sold to provide net securities gains. These securities are carried at market value and any changes in market value of these securities, while being held, are reported in the consolidated statements of operations as a component of net securities gains (losses). There were no trading account securities at December 31, 1995 or December 31, 1994.

Loans Held for Sale

  Loans originated for the purpose of potential subsequent sale are classified as held for sale. These loans are specifically identified and carried at the lower of aggregate cost or estimated of market value.

Loans

  Loans are carried at the principal amounts outstanding reduced by partial charge-offs and net deferred loan fees. Loans are generally placed on nonaccrual status when they are past due 90 days as to either principal or interest, or when in management's judgment the collectibility of interest or principal of the loan has been significantly impaired. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is charged to interest on loans. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months. Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan Income Recognition and Disclosures." Loans are classified as impaired when it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status and collateral value. At adoption, the Company reclassified $2.2 million of insubstance foreclosures and related reserves of $96 thousand to loans and leases and allowance for loan and lease losses, respectively.

Allowance for Loan and Lease Losses

  The allowance for loan and lease losses is maintained at a level determined to be adequate by management to absorb future charge-offs of loans deemed uncollectible. This allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged off, and reduced by charge-offs on loans.

  Arriving at an appropriate level of allowance for loan and lease losses necessarily involves a high degree of judgment. Primary considerations in this evaluation are prior loan loss experience, the character and size of the loan portfolio, business and economic conditions and management's estimation of future potential losses. Although management uses available information to establish the appropriate level of the allowance for loan and lease losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan and lease losses. Such agencies may require the Company to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination.

Other Real Estate and Repossessed Assets Owned

  Other real estate and repossessed assets owned is comprised of (i) properties or other assets acquired through a foreclosure proceeding, or acceptance of a deed or title in lieu of foreclosure and (ii) other assets repossessed in connection with non-real estate loans. Other real estate and repossessed assets owned are initially carried at the lower of cost or fair value of the collateral less estimated cost to sell. Losses arising from the acquisition of such properties are charged against the allowance for loan losses. Operating expenses and any subsequent provisions to reduce the carrying value are charged to current period earnings. Gains upon disposition are reflected in earnings as realized; losses are charged to the valuation allowance.

Restrictions on Cash Availability

  The Company is required to comply with various laws and regulations of the Federal Reserve Bank which require that the Company maintain certain amounts of cash on deposit and is restricted from investing those amounts.

Premises and Equipment

  Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of related assets.

Goodwill and Other Intangibles

  Goodwill is amortized on a straight-line basis over periods of fifteen and twenty years; core deposit premiums are amortized on a level-yield basis over the estimated life of the associated deposits. Goodwill and other intangible assets are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset.

Mortgage Banking

  Residential real estate mortgages originated for the purpose of potential subsequent sale are classified as held for sale. Forward commitments to sell residential real estate mortgages are contracts which the Company enters into for the purpose of reducing the market risk associated with originating loans for sale. In the event the Company is unable to originate loans to fulfill the contracts, it would normally purchase loans from correspondents or in the open market to deliver against the contract. Such loans are also classified as held for sale.

  In May 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65." SFAS No. 122 changed the Company's method of accounting for certain mortgage banking activities. The Company elected early adoption of SFAS No. 122 effective for all mortgage banking activities in 1995 and as a result capitalized $2.3 million of originated mortgage servicing rights, net of amortization.

  When loans are sold, a gain or loss is recognized to the extent that the sale proceeds exceed or are less than the carrying value of the loans. Gains and losses are determined using the specific identification method and recorded as mortgage sales income, a component of mortgage banking services income. The gains and losses resulting from the sales of loans with servicing retained are adjusted to recognize the present value of future servicing fee income over the estimated lives of the related loans. Purchased mortgage servicing rights are recorded at cost upon acquisition.

  Mortgage servicing rights are amortized on an accelerated method over the estimated weighted average life of the loans. Amortization is recorded as a charge against mortgage service fee income, a component of mortgage banking services income. The Company's assumptions with respect to prepayments, which affect the estimated average life of the loans, are adjusted periodically to reflect current circumstances and to ensure that the carrying value of the remaining mortgage servicing rights do not exceed the present value of the estimated future net servicing income. In evaluating the realizability of the carrying values of mortgage servicing rights, the Company assesses the estimated life of its servicing portfolio based on data which is disaggregated to reflect note rate, type and term on the underlying loans.

  Mortgage servicing fees received from investors for servicing their loan portfolios are recorded as mortgage servicing fee income when received. Loan servicing costs are charged to noninterest expenses when incurred.

Pension Accounting

  The Company provides pension benefits to its employees under a noncontributory defined benefit plan which is funded on a current basis in compliance with the requirements of the Employee Retirement Income Security Act of 1974 and recognizes costs over the estimated employee service period.

Statement of Cash Flows

  For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in banks, and federal funds sold minus federal funds purchased.

Income Taxes

  The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. To the extent that current available information raises doubt as to the realization of some portion or all of the deferred tax assets, a valuation allowance must be established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings Per Share

  Earnings per share have been computed on the basis of the weighted average number of shares of common stock outstanding. Common stock equivalents were not considered in the calculation of weighted average shares outstanding since their effect was not material.

2. CONDENSED PARENT INFORMATION

Condensed Financial Statements of the Parent Company

                                                            December 31,
                                                   --------------------------
Balance Sheets                                        1995           1994
- -----------------------------------------------------------------------------
Assets
  Cash and due from banks                          $   22,568      $   11,231
  Securities                                            1,045             948
  Investment in bank subsidiaries                     311,907         271,699
  Goodwill                                             14,392          15,896
  Amounts receivable from subsidiaries                  9,363             535
  Other assets                                          5,315           4,551
                                                   ----------      ----------
    Total assets                                   $  364,590      $  304,860
                                                   ==========      ==========

Liabilities and shareholders' equity
  Amounts payable to subsidiaries                  $      132      $       85
  Notes payable                                         7,836            ---
  Other liabilities                                     1,697             336
  Shareholders' equity                                354,925         304,439
                                                   ----------      ----------
    Total liabilities and shareholders' equity     $  364,590      $  304,860
                                                   ==========      ==========

- -----------------------------------------------------------------------------
                                                      Year Ended December 31,
                                                  ---------------------------
Statements of Operations                            1995      1994      1993
- -----------------------------------------------------------------------------
Operating income:
  Dividends from banking subsidiaries             $23,007   $10,590   $ 1,009
  Gain (loss) on intercompany loan sales              -0-      (430)      262
  Other operating income                              474       452       281
                                                  -------   -------   -------
    Total operating income                         23,481    10,612     1,552
                                                  -------   -------   -------

Operating expenses:
  Interest on borrowings                              363       -0-       138
  Amortization of goodwill                          1,505     1,505     1,505
  Amortization of acquisition premiums                359       359       305
  Merger                                            4,958       ---       ---
  Other operating expenses                            731     1,242       770
                                                  -------   -------   -------
    Total operating expenses                        7,916     3,106     2,718
                                                  -------   -------   -------

Income (loss) before income taxes and equity
  in undistributed net income of subsidiaries      15,565     7,506    (1,166)

Income tax benefit                                 (1,492)     (432)     (186)
                                                  -------   -------   -------

Income (loss) before equity in undistributed
  net income of subsidiaries                       17,057     7,938      (980)

Equity in undistributed net income
  of subsidiaries                                  27,429    26,110    23,491
                                                  -------   -------   -------

Net income                                        $44,486   $34,048   $22,511
                                                  =======   =======   =======

- --------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------
                                                           Year Ended December 31,
                                                    ------------------------------------
Statements of Cash Flows                              1995          1994           1993
- ----------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                        $ 44,486      $ 34,048      $ 22,511
  Adjustments to reconcile net income to net
  cash (used) provided by operating activities:
    Undistributed net income from
      subsidiaries                                   (27,429)      (26,110)      (23,491)
    Amortization of goodwill                           1,505         1,505         1,505
    Amortization of acquisition premiums                 359           359           305
    Securities losses (gains)                              1          (165)         (177)
    Loss (gain) on intercompany loan sales               -0-           430          (292)
    (Increase) decrease in amounts
      receivable from subsidiaries                    (7,973)         (459)            4
    Increase in other assets                            (119)         (130)         (103)
    Increase (decrease) in amounts
      payable to subsidiaries                             47            79          (530)
    Increase (decrease) in other
      liabilities                                        488          (325)       (2,219)
    Other, net                                        (1,021)         (609)           68
                                                    --------      --------      --------
Net cash (used) provided by operating
  activities                                          10,344         8,623        (2,419)
                                                    --------      --------      --------

Cash flows from investing activities:
  Reissuance of treasury stock pursuant
    to acquisition                                    11,274          --            --
  Issuance of notes payable pursuant to
    acquisition (net)                                  7,836          --            --
  Sales of available for sale securities                 622           255          --
  Purchases of available for sale
    securities                                          (622)         --            --
  Sales of investment securities                        --            --             654
  Purchases of investment securities                    --            --            (230)
  Capital invested in subsidiaries                       -0-           -0-       (10,100)
                                                    --------      --------      --------
Net cash used by investing activities                 19,110           255        (9,676)
                                                    --------      --------      --------

Cash flows from financing activities:
  Dividends paid to shareholders                     (11,307)       (5,601)         (325)
  Treasury stock acquired                             (8,317)       (1,322)         (108)
  Treasury stock sold                                  1,507         1,628           790
  Net proceeds from sale of stock                       --            --          11,847
                                                    --------      --------      --------
Net cash provided (used) by financing
  activities                                         (18,117)       (5,295)       12,204
                                                    --------      --------      --------

Net increase (decrease) in cash and
  due from banks                                      11,337         3,583           109

Cash and due from banks at beginning
  of year                                             11,231         7,648         7,539
                                                    --------      --------      --------

Cash and due from banks at end of year              $ 22,568      $ 11,231      $  7,648
                                                    ========      ========      ========
- ----------------------------------------------------------------------------------------
Supplemental disclosure information:
  Interest paid on borrowings                       $    363      $   --        $    138
- ----------------------------------------------------------------------------------------

3.  SECURITIES

Investment Securities

  The following is a summary of held-to-maturity debt securities at December 31, 1994:

                                         Held-to-Maturity Debt Securities
                                    ----------------------------------------------
                                                   Gross        Gross
                                    Amortized   Unrealized   Unrealized    Market
                                      Cost        Gains        Losses      Value
- ----------------------------------------------------------------------------------
U.S. Treasury and other U.S.
  Government agencies                $285,392     $ 26        $(3,666)    $281,752
  State and municipal                     908        4            (15)         897
  Other debt securities                   277       89           --            366
                                     --------     ----        -------     --------
    Total debt securities            $286,577     $119        $(3,681)    $283,015
                                     ========     ====        =======     ========

  The Company chose to reclassify securities held to maturity to available for sale at December 31, 1995.

Securities Available for Sale

  A summary of the amortized cost and market values of securities available for sale follows:

                                                  Gross        Gross
                                                Unrealized   Unrealized
                                    Amortized    Holding      Holding      Market
                                      Cost        Gains       Losses       Value
- ----------------------------------------------------------------------------------
December 31, 1995:
U.S. Government obligations and
  obligations of U.S. Government
  agencies and corporations          $522,822     $3,981       $(227)     $526,576
Tax-exempt bonds and notes             10,796         43          (2)       10,837
Other bonds and notes                   5,645         55          (6)        5,694
Mortgage-backed securities            194,018      2,224        (419)      195,823
                                     --------     ------       -----      --------
  Total debt securities               733,281      6,303        (654)      738,930
                                     --------     ------       -----      --------

Federal Home Loan Bank of
  Boston stock                         23,793        -0-         -0-        23,793
Other equity securities                 3,764        170          (9)        3,925
                                     --------     ------       -----      --------
  Total equity securities              27,557        170          (9)       27,718
                                     --------     ------       -----      --------
  Total securities available
    for sale                         $760,838     $6,473       $(663)     $766,648
                                     ========     ======       =====      ========

  The excess of market value over amortized cost of $5.8 million, net of tax effect of $2.0 million, is recorded and reported as a separate component of shareholders' equity.

                                                  Gross        Gross
                                               Unrealized   Unrealized
                                    Amortized    Holding      Holding     Market
                                      Cost        Gains       Losses      Value
- ---------------------------------------------------------------------------------
December 31, 1994:
U.S. Government obligations and
  obligations of U.S. Government
  agencies and corporations          $225,058     $  9       $ (5,847)   $219,220
Tax-exempt bonds and notes             11,192        6           (113)     11,085
Other bonds and notes                   2,751      -0-            (45)      2,706
Mortgage-backed securities            180,930       69         (8,533)    172,466
                                     --------     ----       --------    --------
  Total debt securities               419,931       84        (14,538)    405,477
                                     --------     ----       --------    --------

Federal Home Loan Bank of
  Boston stock                         23,236      -0-            -0-      23,236
Other equity securities                 3,776      152            (24)      3,904
                                     --------     ----       --------    --------
  Total equity securities              27,012      152            (24)     27,140
                                     --------     ----       --------    --------
  Total securities available
    for sale                         $446,943     $236       $(14,562)   $432,617
                                     ========     ====       ========    ========

  The excess of amortized cost over market value of $14.3 million, net of tax effect of $5.3 million, is recorded in and reported as a separate component of shareholders' equity.

  The amortized cost and market values of debt securities available for sale at December 31, 1995 by contractual maturity are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

- --------------------------------------------------------------------------------
                                           Amortized Cost        Market Value
- --------------------------------------------------------------------------------
December 31, 1995:
Due in one year or less                      $348,093             $349,968
Due after one year through five years         189,505              191,442
Due after five years through ten years         34,829               35,143
Due after ten years                           160,854              162,377
                                             --------             --------
  Total debt securities                      $733,281             $738,930
                                             ========             ========

  A summary of realized gains and losses on investment securities and securities available for sale for 1995, 1994 and 1993 follows:

                            Securities
                        Available for Sale             Investment Securities
                     ------------------------        ------------------------
                      Gross           Gross           Gross           Gross
                     Realized        Realized        Realized        Realized
                      Gains           Losses          Gains           Losses
                     --------        --------        --------        --------
1995                  $  305           $189            $-0-            $-0-
1994                     549            803             -0-             -0-
1993                   1,035             34             251             69

4.  LOANS HELD FOR SALE

  The following table summarizes the book value and estimated market value of loans held for sale at the dates indicated:

                                   December 31, 1995          December 31, 1994
                                ------------------------   -------------------------
                                             Estimate of                Estimate of
                                Book Value  Market Value   Book Value   Market Value
                                ----------  ------------   ----------   ------------
Fixed-rate residential real
  estate loans having a
  weighted average note rate
  of 7.31% and 7.71% at
  December 31, 1995 and
  1994, respectively             $ 70,979     $ 71,872      $ 11,092     $ 11,163
                                 ========     ========      ========     ========

  Included in the portfolio of residential real estate loans held for sale are gross unrealized gains of $1.8 million and $122 thousand and gross unrealized losses of $874 thousand and $51 thousand at December 31, 1995 and 1994, respectively.

5.  LOANS AND LEASES

  The Company's lending activities are conducted principally in Maine and New Hampshire. The principal categories of loans in the Company's portfolio are residential real estate loans, which are secured by single-family (one to four units) residences; commercial real estate loans, which are secured by multi-family (five or more units) residential and commercial real estate; commercial business loans and leases; and consumer loans and leases.

  A summary of loans and leases follows:

                                                        December 31,
                                               ----------------------------
                                                  1995              1994
                                               ----------        ----------
Residential real estate mortgages:
  Adjustable-rate                              $  402,695        $  418,653
  Fixed-rate                                      395,381           384,845
                                               ----------        ----------
                                                  798,076           803,498
                                               ----------        ----------
Commercial real estate mortgages:
  Commercial real estate                          753,857           745,356
  Construction and development                     43,829            25,216
                                               ----------        ----------
                                                  797,686           770,572
                                               ----------        ----------

Commercial business loans and leases:
  Business loans                                  397,652           315,200
  Leases                                           10,940             9,208
                                               ----------        ----------
                                                  408,592           324,408
                                               ----------        ----------


Consumer loans and leases:
  Home equity                                     283,008           247,751
  Mobile home                                     214,761           222,600
  Automobile                                      127,969           125,887
  Boat and recreational vehicle                    22,716            20,680
  Other                                           125,775           124,181
                                               ----------        ----------
                                                  774,229           741,099
                                               ----------        ----------

Total loans and leases                         $2,778,583        $2,639,577
                                               ==========        ==========

  Loan and lease balances are stated net of deferred loan fees totaling $5,022 and $6,623 at December 31, 1995 and 1994, respectively.

  During 1993 the Bank sold substantially all of its credit card portfolio. As a result of this sales transactions, the Company realized a $2.6 million gain.

Related Party Transactions

  Loans to officers, directors and related parties are made in the ordinary course of business and on the same terms and conditions prevailing at the time for comparable transactions. A summary of loans to related parties during 1995 and 1994 follows:

Balance at December 31, 1993                                   $25,345
  Loans made/advanced and additions                              2,289
  Repayments and reductions                                     (6,798)
  Other changes                                                    (76)
                                                               -------
Balance at December 31, 1994                                   $20,760
  Loans made/advanced and additions                              4,224
  Repayments and reductions                                     (4,191)
  Other changes                                                 (1,380)
                                                               -------
Balance at December 31, 1995                                   $19,413
                                                               =======

Nonperforming loans

  The following table sets forth information regarding nonperforming loans at the dates indicated:

                                                         December 31,
                                                   ------------------------
                                                     1995             1994
                                                   -------          -------
Residential real estate loans:
  Nonaccrual loans                                 $ 5,713          $ 3,317
  Accruing loans which are 90 days overdue           3,728            4,473
                                                   -------          -------
    Total                                            9,441            7,790
                                                   -------          -------

Commercial real estate loans:
  Nonaccrual loans                                  17,029           26,978
  Accruing loans which are 90 days overdue             -0-            1,020
  Troubled debt restructurings                       3,186            6,284
                                                   -------          -------
    Total                                           20,215           34,282
                                                   -------          -------

Commercial business loans and leases:
  Nonaccrual loans                                   6,735            6,871
  Accruing loans which are 90 days overdue              25               30
  Troubled debt restructurings                       1,859            2,684
                                                   -------          -------
    Total                                            8,619            9,585
                                                   -------          -------

Consumer loans:
  Nonaccrual loans                                   3,586            3,775
  Accruing loans which are 90 days overdue             659              831
                                                   -------          -------
    Total                                            4,245            4,606
                                                   -------          -------

Total nonperforming loans:
  Nonaccrual loans                                  33,063           40,941
  Accruing loans which are 90 days overdue           4,412            6,354
  Troubled debt restructurings                       5,045            8,968
                                                   -------          -------
    Total                                          $42,520          $56,263
                                                   =======          =======

  The ability and willingness of the residential real estate, commercial real estate, commercial business and consumer borrowers to repay loans is generally dependent on current economic conditions and real estate values within the borrowers' geographic areas.

  During 1995 and 1994, the Company's policy was generally to limit new loans to one borrower to $8.0 million. These limitations are substantially below the limitations set forth in applicable laws and regulations.

  Interest income that would have been recognized for 1995, 1994 and 1993, if nonperforming loans at December 31, 1995, 1994 and 1993 had been performing in accordance with their original terms, approximated $5.3 million, $8.2 million and $11.6 million, respectively. The actual amount that was collected on these loans during the periods and included in interest income approximated $1.6 million, $1.8 million and $3.4 million, respectively. As a result, the reduction in interest income for 1995, 1994, and 1993 associated with nonperforming loans held at the end of such periods approximated $3.7 million, $6.4 million and $8.2 million, respectively.

  Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These statements require changes in both the disclosure and impairment measurement of nonperforming loans. Certain loans which had previously been reported as nonperforming and certain in-substance foreclosures are currently required to be disclosed as impaired loans. At adoption, the Company reclassified $2.2 million of in-substance foreclosures and related reserves of $96 thousand to loans and leases and the allowance for loan and lease losses, respectively. Prior year balances were not reclassified as management deemed the amounts to be immaterial.

  Restructured accruing loans entered into subsequent to the adoption of these statements are reported as impaired loans. In the year subsequent to restructure, these loans may be removed from impaired loan status provided that the loan bears a market rate of interest at the time of restructure and is performing under the restructured terms. Restructured, accruing loans entered into prior to the adoption of these statements are not required to be reported as impaired loans unless such loans are not performing in accordance with the restructured terms.

  Impaired loans are commercial, commercial real estate, and individually significant mortgage and consumer loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. Nonaccrual loans include impaired loans and loans on which the accrual of interest is discontinued when collectibility of principal or interest is uncertain or payments of principal or interest have become contractually past due 90 days. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired, if (i) it is not probable that the Company will not collect all amounts due in accordance with the contractual terms of the loan or
(ii) the loan is not a commercial, commercial real estate or an individually significant mortgage or consumer loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral. Mortgage and consumer loans which are not individually significant are measured for impairment collectively. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into the consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

  At December 31, 1995, total impaired loans were $27.8 million, of which $24.7 million had related allowances of $5.7 million. During the year ended December 31, 1995, the income recognized related to impaired loans was $1.5 million and the average balance of outstanding impaired loans was $29.1 million. The Company recognizes interest on impaired loans on a cash basis when the ability to collect the principal balance is not in doubt; otherwise, cash received is applied to principal balance of loan.

6. ALLOWANCE FOR LOAN AND LEASE LOSSES

  Changes in the allowance for loan and lease losses follow:

                                                   December 31,
                                      --------------------------------------
                                        1995           1994           1993
                                      --------       --------       --------
Balance at beginning of period        $ 63,675       $ 67,385       $ 71,223
Allowance on acquired loans              2,314            -0-            -0-
Provisions charged to operations         4,230          3,374         14,047
Loans and leases charged off           (17,968)       (17,202)       (28,572)
Recoveries                               8,724         10,118         10,687
                                      --------       --------       --------
Balance at end of period              $ 60,975       $ 63,675       $ 67,385
                                      ========       ========       ========

7. PREMISES AND EQUIPMENT

  A summary of premises and equipment follows:

                                                         December 31,
                                                   -----------------------
                                                     1995           1994
                                                   --------       --------
Land                                               $ 11,754       $  9,991
Buildings and improvements                           45,302         41,110
Leasehold improvements                               10,090          9,141
Furniture, fixtures and equipment                    47,372         38,867
                                                   --------       --------
                                                    114,518         99,109
                                                   --------       --------
Less accumulated depreciation and amortization       58,497         52,602
                                                   --------       --------
                                                   $ 56,021       $ 46,507
                                                   ========       ========

8. GOODWILL AND OTHER INTANGIBLES

  A summary of goodwill and other intangibles follows:

                                                         December 31,
                                                    ----------------------
                                                      1995          1994
                                                    --------      --------
Goodwill                                            $ 20,761      $ 19,234
Core deposit premiums                                  2,031         1,479
                                                    --------      --------
                                                    $ 22,792      $ 20,713
                                                    ========      ========

  Amortization of goodwill is included in other noninterest expenses and amounted to $1,925, $1,801 and $2,756 for the years ended December 31, 1995, 1994 and 1993, respectively.

  Amortization of core deposit premiums is included in interest on deposits and amounted to $286, $244 and $290 for the years ended December 31, 1995, 1994 and 1993, respectively.

9.  MORTGAGE SERVICING RIGHTS

  An analysis of mortgage servicing rights for the years ended December 31, 1995, 1994 and 1993 follows:

                                              1995        1994        1993
- ----------------------------------------------------------------------------
Balance at beginning of period              $17,275     $ 6,483      $ 1,985
Mortgage servicing rights capitalized         9,101      12,535        6,764
Amortization charged against mortgage
  service fee income                         (3,483)     (1,743)      (2,266)
Mortgage servicing rights sold               (2,584)        -0-          -0-
                                            -------     -------      -------
Balance at end of period                    $20,309     $17,275      $ 6,483
                                            =======     =======      =======

  Residential real estate mortgages are originated by the Company generally for sale into the secondary market. Such loans are sold to institutional investors such as the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"). Under loan sale and servicing agreements with these investors, the Company generally continues to service the residential real estate mortgages. The Company pays the investor an agreed-upon rate on the loan, which, including a guarantee fee paid to FNMA and FHLMC, is less than the interest rate the Company receives from the borrower. The difference is retained by the Company as a fee for servicing the residential real estate mortgages. As required by SFAS No. 122, the Company capitalizes mortgage servicing rights at their fair value upon sale of the related loans.

  The Company periodically purchases residential mortgage servicing rights through a closed bid process from brokers representing financial institutions with mortgage servicing portfolios available for sale. The payment made to purchase such mortgage servicing rights is capitalized by the Company upon consummation of the purchase agreement.

  Residential real estate mortgages serviced for investors at December 31, 1995, 1994 and 1993 amounted to $2.6 billion, $2.1 billion and $1.6 billion, respectively.

  Mortgage servicing rights are generally amortized on a level yield method over the estimated weighted average life of the loans. Amortization is recorded as a charge against mortgage service fee income (a component of mortgage banking services income). The Company's assumptions with respect to prepayments, which affect the estimated average life of the loans, are adjusted periodically to reflect current circumstances and to ensure that the carrying value of the remaining mortgage servicing rights do not exceed the present value of the estimated future net servicing income. In evaluating the fair value of the carrying value of mortgage servicing rights, the Company assesses the estimated life of its servicing portfolio based on data which is disaggregated by note rate, note type and note term.

10. OTHER REAL ESTATE AND REPOSSESSED ASSETS OWNED

  The following table summarizes the composition of other real estate and repossessed assets owned, net of related reserves:

                                                            December 31,
                                                         -------------------
                                                           1995        1994
                                                         -------     -------
Real estate properties acquired in settlement of loans   $12,679     $20,073
Other assets repossessed in settlement of non-
  real estate loans                                        1,553       2,003
                                                         -------     -------
                                                         $14,232     $22,076
                                                         =======     =======

  As a result of the adoption of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," the Company reclassified $2.2 million of other real estate and related reserves of $96 thousand to loans and leases and allowance for loan and lease losses, respectively.

11. INCOME TAXES

  The current and deferred components of income tax expense (benefit) follow:

                                                    December 31,
                                          ---------------------------------
                                            1995        1994         1993
                                          -------      -------      -------
Current (including $805, $302, and $113
  respectively, of state income tax)      $19,480      $16,129      $ 5,467
Deferred                                    3,895       (2,467)      (4,668)
                                          -------      -------      -------
                                          $23,375      $13,662      $   799
                                          =======      =======      =======

  The following table reconciles the expected income tax expense (benefit) (computed by applying the federal statutory tax rate to income (loss) before taxes) to recorded income tax expense (benefit):

                                                      December 31,
                                             -----------------------------
                                               1995      1994        1993
                                             -------    -------    -------
Computed tax expense                         $23,585    $16,572    $ 8,063
State income tax, net of federal benefits        523        196         72
Dividends received deduction                     ---         (1)        (2)
Benefit of tax-exempt income                    (585)      (495)      (391)
Merger Expenses                                  380        ---        ---
Amortization of goodwill and other
  intangibles                                    839        842      1,146
Low income/rehabilitation credits             (1,265)    (1,265)    (1,264)
Book net operating loss carryback
  limitation                                     ---        ---       (351)
Tax bad debt reserve recapture on
  Mid Maine acquisition                          ---      1,022        ---
Change in valuation allowance                    ---     (3,322)    (5,865)
Change in federal tax rate                       ---        ---       (478)
Other, net                                      (102)       113       (131)
                                             -------    -------    -------
                                             $23,375    $13,662    $   799
                                             =======    =======    =======

  The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 follow:

                                                           1995       1994
                                                         -------    -------
Deferred tax assets:
  Allowance for loan and lease losses                    $23,007    $22,991
  Reserve for mobile home dealers                          2,119      1,384
  Accrued pension expense                                    848        319
  Difference of tax and book basis of other
    real estate owned                                        391      1,398
  Deferred loan fees                                         527      1,714
  Interest accrued and payments received on
    nonperforming loans for tax purposes                   1,096      1,606
  Unrealized depreciation on investment securities           -0-      5,272
  Other                                                    4,984      3,008
                                                         -------    -------
    Total gross deferred tax assets                       32,972     37,692
  Less:  valuation allowance                                 ---        ---
                                                         -------    -------
    Net deferred tax assets                               32,972     37,692
                                                         -------    -------

Deferred tax liabilities
  Difference of tax and book basis of leases                 420        842
  Difference of tax and book basis of premises
    and equipment                                          1,747      1,556
  Difference of tax and book basis of securities             522      1,119
  Tax bad debt reserve                                     5,518        ---
  Unrealized appreciation of investment securities         2,025          3
  Other                                                    2,345      2,567
                                                         -------    -------
    Total gross deferred tax liabilities                  12,577      6,087
                                                         -------    -------
      Net deferred tax asset                             $20,395    $31,605
                                                         =======    =======


  In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. The Company estimates that substantially all of its gross deferred tax assets and liabilities will reverse within the next five years. In order to fully realize the net deferred tax asset, the Company will need to generate future taxable income of approximately $58.3 million. Pre-tax book income for the year ended December 31, 1995 was $67.9 million. Based upon the level of 1995 taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, the Company believes it is more likely than not that it will realize the benefits of these deductible temporary differences at December 31, 1995. Accordingly, no valuation allowance has been recorded at December 31, 1995.

12.  SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

  The weighted average interest rate on reverse repurchase agreements was 4.64% and 4.62% at December 31, 1995 and 1994, respectively. These borrowings were scheduled to generally mature within 180 days. These borrowings were collateralized by FHLMC and FNMA securities and U.S. Government obligations with an aggregate market value of $195,861 and $137,304 at December 31, 1995 and 1994, respectively, and an aggregate amortized cost of $194,560 and $141,104 at December 31, 1995 and 1994, respectively. Securities sold under agreements to repurchase averaged $152,411 and $109,216 during the years ended December 31, 1995 and 1994, respectively. The maximum amount outstanding at any month-end during the years ended December 31, 1995 and 1994 was $213,104 and $153,710, respectively.

13. BORROWINGS FROM THE FEDERAL HOME LOAN BANK OF BOSTON

  A summary of the borrowings from the Federal Home Loan Bank of Boston is as follows:

                                         December 31, 1995
- --------------------------------------------------------------------------------
Principal Amounts                         Interest Rates       Maturity Dates
- --------------------------------------------------------------------------------
$ 31,500                                  4.26% - 6.57%             1996
  72,950                                  5.82% - 6.87%             1997
  82,500                                  5.30% - 6.02%             1998
  64,000                                  5.71% - 5.78%             2000
   1,496                                  6.70% - 6.90%             2005
- --------
$252,446
========

                                         December 31, 1994
- --------------------------------------------------------------------------------
Principal Amounts                         Interest Rates       Maturity Dates
- --------------------------------------------------------------------------------
$ 54,000                                  4.08% - 6.31%            1995
  25,500                                  4.26% - 5.87%            1996
 252,950                                  5.62% - 6.87%            1997
  30,000                                      5.30%                1998
- --------
$362,450
========

  Short and long-term borrowings from the Federal Home Loan Bank of Boston, which consist of both fixed and adjustable rate borrowings, are secured by a blanket lien on qualified collateral consisting primarily of loans with first mortgages secured by 1 to 4 family properties, certain unencumbered investment securities and other qualified assets.

14. SHAREHOLDERS' EQUITY

Regulatory Capital Requirements

  At December 31, 1995 and 1994, the Company and each of its banking subsidiaries were in compliance with all applicable regulatory capital requirements and had capital ratios in excess of federal regulatory risk-based and leverage requirements.

Dividend Limitations

  Dividends paid by subsidiaries are the primary source of funds available to the Company for payment of dividends to its shareholders. The Company's subsidiary banks are subject to certain requirements imposed by state and federal banking laws and regulations. These requirements, among other things, establish minimum levels of capital and restrict the amount of dividends that may be distributed by the subsidiary banks to the Company.

Stockholder Rights Plan

  In 1989, the Company's Board of Directors adopted a Stockholder Rights Plan declaring a dividend of one preferred Stock Purchase Right for each outstanding share of Common Stock. The rights will remain attached to the Common Stock and are not exercisable except under limited circumstances relating to acquisition of, the right to acquire beneficial ownership of, or tender offer for 20% or more of the outstanding shares of Common Stock. The Rights have no voting or dividend privileges and, until they become exercisable, have no dilutive effect on the earnings of the Company.

15. COMMITMENTS, CONTINGENT LIABILITIES AND OTHER OFF-BALANCE SHEET RISKS

  The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to originate loans, standby letters of credit, recourse arrangements on serviced loans, and forward commitments to sell loans. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

  The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and recourse arrangements is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For interest rate exchange agreements and forward commitments to sell loans, the contract or notional amounts do not represent exposure to credit loss. The Company controls the credit risk of its forward commitments to sell loans through credit approvals, limits and monitoring procedures.

  Financial instruments with off-balance sheet risk at December 31, 1995 and 1994 follow:

                                                           Contract or
                                                          Notional Amount
                                                    -------------------------
                                                           December 31,
                                                    -------------------------
                                                       1995            1994
- -----------------------------------------------------------------------------
Financial instruments with contract amounts
  which represent credit risk:
    Commitments to originate loans                  $ 336,409       $ 201,745
    Unused lines and standby letters of credit        345,627         286,148
    Loans serviced with recourse                       48,213          74,103
    Unadvanced portions of construction loans          34,215          25,940

Financial instruments with notional or contract
  amounts which exceed the amount of credit risk:
    Forward commitments to sell loans               $ 128,000       $  11,670

  Commitments to originate loans, unused lines of credit and unadvanced portions of construction loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

  Included in commitments to originate loans, the Company had guaranteed the rate on $83.3 million in fixed rate residential real estate loans with a weighted average interest rate of 7.26% which were substantially hedged by the $128.0 million in forward sales commitments noted above.

  Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

  The Company has retained credit risk on certain residential mortgage loans sold with full or partial recourse and on certain residential mortgage loans whose servicing rights were acquired during 1990.

Derivative Financial Instruments

  The Company has only limited involvement with derivative financial instruments.

  Forward commitments to sell residential mortgage loans are contracts which the Company enters into for the purpose of reducing the market risk associated with originating loans for sale. Risks may arise from the possible inability of the Company to originate loans to fulfill the contracts, in which case the Company would normally purchase loans from correspondent banks or in the open market to deliver against the contract.

Legal Proceedings

  The Company and certain of its subsidiaries have been named as defendants in various legal proceedings arising from their normal business activities. Although the amount of any ultimate liability with respect to such proceedings cannot be determined, in the opinion of management, based upon the opinions of counsel, any such liability will not have a material effect on the consolidated financial position or results of operations of the Company and its subsidiaries.

Lease Obligations

  The Company leases certain properties used in operations under terms of operating leases which include renewal options. Rental expense under these leases approximated $3.4 million, $3.6 million and $3.3 million for the years ended 1995, 1994 and 1993, respectively.

  Approximate minimum lease payments over the remaining terms of the leases at December 31, 1995 follow:

1996                                                  $ 3,526
1997                                                    3,410
1998                                                    3,070
1999                                                    2,904
2000                                                    2,612
2001 and after                                          9,544
                                                      -------
                                                      $25,066
                                                      =======

16. EMPLOYEE BENEFIT PLANS

Defined Benefit Pension Plan

  The Company has a noncontributory defined benefit plan covering substantially all permanent, full-time employees (except BNHC employees). Benefits are based on career average earnings and length of service. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service-to-date, but also for those expected to be earned in the future.

  The following tables set forth the plan's funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1995 and 1994.

                                                            December 31,
                                                        --------------------
                                                          1995        1994
                                                        --------    --------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including
    vested benefits of $14,635 and $12,787              $ 15,181    $ 13,367
                                                        ========    ========
Projected benefit obligation for service
  rendered to date                                      $ 16,599    $ 14,680

Plan assets at fair value, primarily listed
stocks and corporate bonds                               (16,475)    (12,974)
                                                        --------    --------

Plan assets less than projected benefit obligation           124       1,706

Unrecognized net loss from past experience
different from that assumed and effects of
  changes in assumptions                                  (1,170)     (2,753)

Unrecognized prior service cost                              872         786

Unrecognized net asset being recognized
  over 20.5 years                                          1,203       1,328
                                                        --------    --------

Accrued pension cost included in other liabilities      $  1,029    $  1,067
                                                        ========    ========


Net pension cost for 1995, 1994 and 1994 included the following components:

                                                   1995       1994       1993
- ------------------------------------------------------------------------------
Service cost during the period                   $ 1,193    $   987    $   806
Interest cost on projected benefit obligation      1,053        989        900
Actual return on plan assets                      (2,762)        72     (1,103)
Net amortization and deferral                      1,580     (1,250)      (116)
                                                 -------    -------    -------
Net periodic pension cost                        $ 1,064    $   798    $   487
                                                 =======    =======    =======

  The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of projected benefit obligations was 7.0% for both 1995 and 1994. The expected long-term rate of return on assets was 8.0% for both 1995 and 1994.

Retirement Plans

  BNHC maintains a noncontributory defined benefit retirement plan covering substantially all employees. Benefits are based on compensation and years of service. A supplemental executive retirement plan ("SERP") was adopted during 1994 for several executive officers. The SERP is designed to offset the impact of changes in the retirement plan which reduced benefits of highly paid employees.

  The following sets forth the funded status and amounts recognized in the consolidated balance sheets for BNHC retirement and SERP plans:

                                                        December 31,
                                                   1995              1994
                                                  -------------------------
                                                       (In Thousands)
Projected benefit obligation:
  Vested benefits                                 $ 16,190         $ 12,770
  Nonvested benefits                                   324              250
                                                    ------           ------
  Accumulated benefit obligation                    16,514           13,020
  Effect of projected future compensation levels     1,779            1,335
                                                    ------           ------
Projected benefit obligation                        18,293           14,355
Plan assets at fair value                           15,127           12,265
                                                    ------           ------
Projected benefit obligation in excess
  of plan assets                                     3,166            2,090
Unrecognized prior service cost                       (322)            (350)
Unrecognized net loss                               (2,551)          (1,940)
Unrecognized net asset, net of amortization            718              846
                                                  --------         --------

Net pension and SERP liability                    $  1,011         $    646
                                                  ========         ========


  A summary of the components of net periodic pension and SERP expense follows:

                                                  1995      1994       1993
                                                 --------------------------
                                                       (In Thousands)
Service cost - benefits earned during the year   $   504   $   575   $  556
Interest cost on the projected benefit
  obligation                                       1,284     1,192    1,190
Actual return on plan assets                      (2,756)      211     (295)
Net amortization and deferral                      1,748    (1,310)    (996)
                                                 -------   -------   ------
Net periodic pension and SERP expense            $   780   $   668   $  455
                                                 =======   =======   ======

  The weighted average discount rates used in determining the actuarial present value of the projected benefit obligation were 7.50% and 8.75% as of December 31, 1995 and 1994, respectively. The rate of increase in future compensation levels used was 3.0% as of December 31, 1995 and 1994. The expected long-term rate of return on plan assets was 9.0% in 1995 and 1994, and 10.0% in 1993. The impact of changes in the discount rate as of December 31, 1995 was to decrease the net pension liability by $443,000. The year end 1995 and 1994 net pension and SERP accrued liability of $1.0 million and $646,000, respectively, is included in other liabilities.

Thrift Incentive Plan

  The Company has a Contributory Thrift Incentive Plan, covering substantially all permanent employees after completion of one year of service. The Company matches employee contributions based on a predetermined formula and may make additional discretionary contributions. The total expense for 1995, 1994 and 1993 was $659 thousand, $620 thousand and $462 thousand, respectively.

Profit Sharing Employee Stock Ownership Plan

  In 1989 the Company adopted a Profit Sharing Employee Stock Ownership Plan which is designed to invest primarily in Common Stock of the Company. Substantially all employees are eligible for the Plan following one year of service. Employees may not make contributions to the Plan but may receive a discretionary contribution from the Company based on their pro rata share of eligible compensation. For 1995, 1994 and 1993 the Directors voted to contribute 3%, 5% and 9% of eligible compensation, respectively. The approximate expense of this contribution for 1995, 1994 and 1993 was $850 thousand, $1.4 million and $2.1 million, respectively.

Stock Option Plans

  The Company has adopted a Stock Option and Stock Appreciation Rights Plan for key employees. The maximum number of shares which may be granted under the Plan is 1,670,000 shares, of which 1,454,823 options were outstanding and 190,038 shares had been issued upon the exercise of stock options cumulatively through December 31, 1995. All options have been issued at not less than fair market value at the date of grant and expire 10 years (10 years plus one month in the case of non-qualified options) from the date granted. In addition, the Plan authorizes the Company to issue stock appreciation rights (SARs) to optionees under certain terms and conditions.

  During 1995 the Company granted employees options to purchase 399,139 shares of common stock at $21.00 per share. During 1994 the Company granted options to purchase 487,436 shares of common stock at between $12.88 and $14.75 per share.

  The Company has adopted a Stock Option Plan for nonemployee directors. The maximum number of shares which may be granted under the plan is 75,000 shares, of which 18,000 options, all of which were granted in 1995 at $13.63 per share, were outstanding and -0- shares had been issued upon the exercise of the stock options cumulatively through December 31, 1995. All options have been issued at not less than fair market value at the date of grant and expire 10 years from date of grant.

  A summary of option activity follows:

                                             Year Ended December 31,
                                         -------------------------------
                                                1995              1994
- ------------------------------------------------------------------------
Outstanding at beginning of period          1,135,683            817,256
Granted during the year                       417,139            487,436
Cancelled during the year                      24,902             72,133
Exercised during the year                      73,790             96,876
Outstanding at end of period                1,454,130          1,135,683
Exercisable at end of period                  636,029            249,873
Average price of options exercisable            $9.73              $6.70
Price range of options                   $2.75-$21.00       $2.75-$14.75
Average price of options outstanding           $13.36             $10.31
SARs outstanding at end of period               2,500              2,500

Employee Stock Purchase Plan

  The Company has adopted an Employee Stock Purchase Plan covering all full-time employees with one year of service. The maximum number of shares which may be issued under the Employee Stock Purchase Plan is 676,000 shares. Employees have the right to authorize payroll deductions up to 10% of their salary. As of December 31, 1995, 300,318 shares had been purchased under this plan.

Supplemental Retirement Plans

  The Company has adopted supplemental retirement plans for several key officers. These plans were designed to offset the impact of changes in the Pension Plan which reduced benefits for highly paid employees. The cost of these plans was $537 thousand, $342 thousand and $512 thousand for 1995, 1994 and 1993, respectively.

Postretirement Benefits Other Than Pensions

  The Bank sponsors a postretirement benefit program which provides medical coverage and life insurance benefits to employees and directors who meet minimum age and service requirements. Active employees and directors accrue benefits over a 25 year period.

  The Company recognizes costs related to post retirement benefits under the accrual method, which recognizes costs over the employee's period of active employment. The impact of adopting SFAS No. 106 is being amortized over a twenty year period beginning January 1, 1993.

  The following reconciles the program's funded status with amounts recognized in the Company's Consolidated Balance Sheet at December 31, 1995 and 1994:

Accumulated postretirement benefit obligation:          1995          1994
                                                      -------       -------
  Retirees                                            $ 1,840       $ 1,994
  Fully eligible active program participants              311           463
  Other active program participants                       542         1,255
                                                      -------       -------
                                                        2,693         3,712
Plan assets                                               ---           ---
                                                      -------       -------
Accumulated postretirement benefit obligation in
  excess of plan assets                                 2,693         3,712
Unrecognized net gain                                     485             5
Unrecognized prior service cost                        (2,290)       (3,062)
                                                      -------       -------
Accrued postretirement benefit cost included
  in other liabilities                                $   888       $   655
                                                      =======       =======

  Net postretirement benefit cost for the year ended December 31, 1995, 1994 and 1993 included the following components:

                                                  1995      1994      1993
                                                 ------    ------    -----
Service cost                                     $   29    $   73    $   72
Interest cost                                       187       242       242
Amortization of accumulated postretirement
  obligation                                        141       170       170
                                                 ------    ------    ------
Net periodic postretirement benefit cost         $  357    $  485    $  484
                                                 ======    ======    ======

  For measurement purposes, an 8% annual rate of increase in the per capita cost of covered benefits (i.e. health care cost trend rate) was assumed in 1995 and 1994. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rate by one percentage point would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $151 thousand and the aggregate of the service and interest cost components of net periodic post retirement benefit cost for the year ended December 31, 1995 by $10 thousand.

  The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7% in 1995 and 1994. Currently, the Bank pays retiree benefit premiums directly on a monthly basis rather than through a formal funded trust. Consequently, the postretirement benefit program neither requires nor has any plan assets.

Other Postretirement Benefits

  In addition to the BNHC retirement plan and SERP, BNHC sponsors a defined benefit welfare plan that provides postretirement medical and life insurance benefits to full-time employees who have worked 10 years and attained age 55 while in service with the Company. The plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance. The Company's future contributions will be capped at the 1996 per capita cost. The Company will continue to credit each retiree based on years of service. Retirees will bear the cost of any future annual increases above the 1996 cost levels.

  The Company's policy is to fund the cost of medical benefits in amounts determined at the discretion of management. The plan is unfunded at December 31, 1995.

  The following table sets forth the plan's accumulated postretirement benefit obligation reconciled with the amount shown in the Company's balance sheet:

                                                         December 31,
                                                   1995               1994
                                                 ---------------------------
                                                        (In Thousands)
Accumulated postretirement benefit obligation:
  Retirees                                        $ 2,330            $ 2,209
  Fully eligible plan participants                    506                406
  Other active plan participants                    1,162                836
                                                  -------            -------
                                                    3,998              3,451
                                                  -------            -------

Plan assets                                       $   -0-            $   -0-

Accumulated postretirement benefit obligation
  in excess of plan assets                        $ 3,998            $ 3,451
Unrecognized net (loss) gain                         (216)               234
Unrecognized transition obligation                 (2,929)            (3,101)
                                                  -------            -------
Accrued postretirement benefit cost               $   853            $   584
                                                  =======            =======

Net periodic postretirement benefit cost included the following components:

                                                  1995      1994      1993
                                                  ------------------------
                                                       (In Thousands)
Service cost                                      $ 71      $ 72      $ 71
Interest cost                                      282       272       284
Amortization of transition obligation
  over 20 years                                    172       172       172
                                                  ----      ----      ----
Net periodic postretirement benefit cost          $525      $516      $527
                                                  ====      ====      ====

  The weighted average annual assumed rate of increase in the per capita cost of covered benefits (i.e. health care cost trend rate) is 9.0% for 1996 and is assumed to decrease gradually to 5.5% for seven years and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rate by one percentage point would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $272,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1995 by $21,000. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% at December 31, 1995 and 8.5% at December 31, 1994.

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company discloses fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience and other factors. Changes in assumptions could significantly affect these estimates. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair values, the Company's fair values should not be compared to those of other banks.

  Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amounts presented do not purport to represent the underlying market value of the Company. For certain assets and liabilities, the information required under SFAS No. 107 is supplemented with additional information relevant to an understanding of the fair value. Also, fair values are presented for certain assets that are not financial instruments under the definition in SFAS No. 107.

  The following describes the methods and assumptions used by the Company in estimating the fair values of financial instruments and certain non-financial instruments:

  Cash and cash equivalents, including cash and due from banks, interest-bearing deposits in banks and federal funds sold. For these cash and cash equivalents, which have maturities of 90 days or less, the carrying amounts reported in the balance sheet approximate fair values.

  Securities available for sale and loans held for sale. Fair values, including fair values of mortgage-backed securities, are based on quoted bid market prices, where available. Where quoted market prices for an instrument are not available, fair values are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instrument being valued. Fair values are calculated based on the value of one unit without regard to premiums or discounts that might result from selling all of the Company's holdings of a particular security in one transaction.

  Loans and leases. The fair values of commercial, commercial real estate, residential real estate, and certain consumer loans are estimated by discounting the contractual cash flows using interest rates currently being offered for loans with similar terms to borrowers of similar quality.

  For certain variable-rate consumer loans, including home equity lines of credit and credit card receivables, carrying value approximates fair value. This method of estimating the fair value of the credit card portfolio excluded the value of the ongoing customer relationships, a factor which can represent a significant premium over book value.

  Lease financing receivables are similar to loans in many respects, fair values are provided and were estimated using the methodologies used for the loan portfolio.

  For nonperforming loans and certain loans where the credit quality of the borrower has deteriorated significantly, fair values are estimated by discounting cash flows at a rate commensurate with the risk associated with those cash flows.

  Mortgage servicing rights. The fair value of the Company's mortgage servicing rights is based on the expected present value of future mortgage servicing income, net of estimated servicing costs.

  Interest and dividends receivable. The carrying amount of interest and dividends receivable approximates its fair value.

  Deposits. The fair value of deposits with no stated maturity is equal to the carrying amount. The fair value of time deposits is based on the discounted value of contractual cash flows, applying interest rates currently being offered on the deposit products of similar maturities.

  The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of alternative forms of funding ("deposit base intangibles")

  Borrowings, including federal funds purchased, securities sold under repurchase agreements, borrowings from the Federal Home Loan Bank of Boston, subordinated capital notes and other borrowings. The fair value of the Company's long-term borrowings is estimated based on quoted market prices for the issues for which there is a market, or by discounting cash flows based on current rates available to the Company for similar types of borrowing arrangements. For short-term borrowings that mature or reprice in 90 days or less, carrying value approximates fair value.

Off-balance sheet instruments:

  Interest rate exchange agreements. Fair values for interest rate exchange agreements are based on established pricing models.

  Commitments to originate loans and commitments to extend credit and standby letters of credit. In the course of originating loans and extending credit and standby letters of credit, the Company will charge fees in exchange for its lending commitment. While these commitment fees have value, the Company has not estimated their value due to the short-term nature of the underlying commitments.

  Forward commitments to sell loans. The fair value of the Company's forward commitments to sell loans reflects the value of origination fees and excess servicing recognizable upon sale of loans net of any cost to the Company if it fails to meet its sale obligation. Of the $128.0 million of forward sales commitments at December 31, 1995, the Company had $71.9 million available to sell at that date as well as sufficient loan originations subsequent to December 31, 1995 to fulfill the commitments. Consequently, the Company has no unmet sales obligation to value and due to the short-term nature of the commitments has not estimated the value of the fees and servicing.

  Loans serviced with recourse. Under certain of the Company's servicing arrangements with investors, the Company has recourse obligation to those serviced loan portfolios. In the event of foreclosure on a serviced loan, the Company is obligated to repay the investor to the extent of the investor's remaining balance after application of proceeds from the sale of the underlying collateral. To date, losses related to these recourse arrangements have been insignificant and while the Company cannot project future losses, the fair value of this recourse obligation is deemed to be likewise insignificant.

  A summary of the fair values of the Company's significant financial instruments and certain non-financial instruments at December 31, 1995 and 1994 follows:

                                             1995                     1994
- -----------------------------------------------------------------------------------------
                                           Carrying     Fair        Carrying      Fair
                                             Value      Value         Value       Value
- -----------------------------------------------------------------------------------------
ON-BALANCE SHEET ASSETS AND LIABILITIES
Assets:
  Cash and cash equivalents               $  290,691  $  290,691   $  224,507  $  224,507
  Securities                                 766,648     766,648      719,194     715,632
  Loans held for sale                         70,979      71,872       11,092      11,163
  Net loans and leases                     2,717,608   2,776,912    2,575,902   2,540,052
  Mortgage servicing rights                   20,309      22,140       17,275      21,502
  Interest and dividends
    receivable                                30,756      30,756       27,806      27,806

Liabilities:
  Deposit (with no stated
    maturity)                              1,834,043   1,834,043    1,673,708   1,673,708
  Time deposits                            1,363,095   1,382,145    1,212,137   1,190,933
  Borrowings                                 456,932     458,116      505,347     496,649
  Interest payable                             9,816       9,816        7,229       7,229

18. MERGERS AND ACQUISITIONS (UNAUDITED)

Completed During 1995 and 1994

  On July 1, 1995, Bankcore, Inc. ("Bankcore"), the New Hampshire based holding company for North Conway Bank, was acquired and North Conway Bank merged into Portsmouth. At the time of the acquisition, Bankcore had $132.8 million in total assets and shareholders' equity of $17.8 million. The Bankcore acquisition was treated as a purchase for accounting purposes, and, accordingly, the Company's financial statements reflect the acquisition from the time of purchase only. As a result of the transaction, $3.4 million in goodwill was created and is being amortized over 15 years.

  On June 15, 1995, the Company purchased all the branches and associated deposits, as well as certain loans, of Fleet Bank of Maine located in Aroostook County, Maine. Five of the seven Branches purchased were merged with and into existing branches of the Bank. The purchase resulted in the transfer of $46.1 million in deposits and $17.1 million in loans.

  On July 31, 1994, Mid Maine Savings Bank, F.S.B. ("MMSB"), headquartered in Auburn, Maine, was merged into the Bank, and was accounted for under the pooling-of-interest method. Accordingly, the consolidated financial statements of the Company have been restated to reflect the acquisition at the beginning of each period presented. At July 31, 1994, MMSB had total assets

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
of $170.5 million and total shareholders' equity of $11.4 million. Substantially concurrently with the merger of MMSB into the Bank, the Bank sold all the assets and liabilities relating to MMSB's Hampton (New Hampshire) Division to Portsmouth.

Pending at December 31, 1995

  On September 29, 1995 and amended as of October 31, 1995, the Company entered into an agreement with Shawmut Bank NH ("Shawmut") to acquire five branches of Shawmut (the "Branch Acquisition). The purchase will result in the transfer of approximately $212 million in loans to the Company and its assumption of approximately $160 million in deposits. The purchase was completed during the first quarter of 1996.

19. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                   1995
                                --------------------------------------------
                                Fourth(1)    Third       Second       First
                                Quarter     Quarter      Quarter     Quarter
                                -------     -------      -------     -------
Interest income                 $80,162     $79,490      $74,364     $71,833
Interest expense                 35,854      35,344       32,970      30,727
Provision for loan losses         1,080       1,080        1,040       1,030
Net interest income after
  provision for loan losses      43,228      43,066       40,354      40,076
Noninterest income                8,379       8,325        7,616       7,097
Noninterest expenses             35,253      31,901       30,983      32,143
Income before income taxes       16,354      19,490       16,987      15,030
Income tax expense                5,930       6,701        5,776       4,968
Net income                       10,424      12,789       11,211      10,062
Earnings per share              $  0.42     $  0.51      $  0.46     $  0.41

(1) In the fourth quarter of 1995, the Company recorded $3.7 million ($2.7 million after tax), or $0.11 per share of nonrecurring merger expenses.

                                                    1994
                                --------------------------------------------
                                Fourth       Third       Second       First
                                Quarter     Quarter      Quarter     Quarter
                                -------     -------      -------     -------
Interest income                 $69,669     $66,043      $62,090     $58,795
Interest expense                 28,805      27,169       26,070      25,958
Provision for loan losses           490         252        1,182       1,450
Net interest income after
  provision for loan losses      40,374      38,622       34,838      31,387
Noninterest income                5,855       7,210        6,626       7,935
Noninterest expenses             32,016      32,983       30,111      30,027
Income before income taxes       14,213      12,849       11,353       9,295
Income tax expense                4,365       3,072        3,479       2,746
Net income                        9,848       9,777        7,874       6,549
Earnings per share              $  0.40     $  0.39      $  0.32     $  0.26

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
INDEPENDENT AUDITORS' REPORT

The Board of Directors
Peoples Heritage Financial Group, Inc.

We have audited the accompanying supplemental consolidated balance sheets of Peoples Heritage Financial Group, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related supplemental consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Peoples Heritage Financial Group, Inc. and Bank of New Hampshire Corporation on April 2, 1996, which has been accounted for as a pooling-of-interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Peoples Heritage Financial Group, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Heritage Financial Group, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ending December 31, 1995, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

As discussed in Note 1, the Company changed its method of accounting for mortgage servicing rights effective January 1, 1995.

Boston, Massachusetts
June 25, 1996

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